UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.          )
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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, will be held at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda on June 1, 2015 at 1:30 p.m. for the following purposes:

1.	to elect ten directors to serve until the next Annual General Meeting of Shareholders;

2.	to approve the 2015 Stock Incentive Plan; and

3.
to appoint Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2015 and to authorize the directors, acting through the Audit Committee, to approve their fee.

The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.
Only shareholders of record at the close of business on April 20, 2015 are entitled to notice of and to vote at the meeting.
By order of the Board of Directors,
DANIEL PENN
Secretary
ó, 2015
IMPORTANT: The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
_____________________________
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 1, 2015
_____________________________
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, for use at the Annual General Meeting of Shareholders (the “Meeting”) to be held at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda on June 1, 2015 at 1:30 p.m., and at any adjournments thereof.
Shareholders may vote their shares by signing and returning the proxy card accompanying this proxy statement. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Company Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy). The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast at the Meeting constitutes a quorum. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
Our registered office is located at O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda. A subsidiary of the Company maintains offices at Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. The date on which this proxy statement and the enclosed form of proxy will first be sent to shareholders is on or about ó, 2015.
Shareholders of record of our Class A Common Stock, par value US$ 0.08 per share, at the close of business on April 20, 2015 shall be entitled to one vote for each share then held. At the close of business on April 20, 2015 there were issued and outstanding ó shares of Class A Common Stock. The shareholder of record of our Series A Convertible Preferred Stock, par value US$ 0.08 per share, at the close of business on April 20, 2015 shall be entitled to one vote for each of the 11,211,449 shares of Class A Common Stock into which it is convertible. At the close of business on April 20, 2015, one share of our Series A Convertible Preferred Stock was issued and outstanding. At the close of business on April 20, 2015, no shares of our Class B Common Stock were issued and outstanding.

PROPOSAL 1
ELECTION OF DIRECTORS
Ten directors are to be elected at the 2015 Annual General Meeting to serve until our next annual general meeting of shareholders. The ten nominees are listed below together with brief biographies. All nominees are incumbents. The Board of Directors has determined that six of the current directors qualify as independent under the NASDAQ Marketplace Rules: John Billock, Charles Frank, Alfred Langer, Bruce Maggin, Parm Sandhu and Kelli Turner. At this time the Board of Directors knows of no reason why any nominee might be unable to serve as a director.
Director Nominees
John K. Billock, 66, has served as a Director and as our Chairman of the Board since April 15, 2014. Mr. Billock is a member of the Board of Advisors of Simulmedia, Inc. He served as a Director of TRA Inc. and TiVo Research and Analytics, Inc. from 2007 to 2011 and as a Director of Juniper Content Corporation from January 2007 to December 2008. From October 2001 until July 2005, he was Vice Chairman and Chief Operating Officer of Time Warner Cable Enterprises LLC. Before joining Time Warner Cable, Mr. Billock was with Home Box Office from 1978 to 2001 and served as President of its US Network Group from 1997 to 2001 and President of Sales and Marketing from 1995 to 1997. Before joining HBO, Mr. Billock was a product manager with Colgate Palmolive Company. Mr. Billock received a BA degree in English and Religion from Wesleyan University and an MBA from Boston University. Mr. Billock brings to our Board experience from his many years in the media industry as well as extensive executive management experience.
Paul T. Cappuccio, 53, has served as a Director since October 2009. Mr. Cappuccio has been Executive Vice President and General Counsel of Time Warner Inc. since January 2001, in which capacity he oversees the worldwide management of Time Warner Inc.'s legal functions, collaborating with all of its operating businesses. From August 1999 until January 2001, Mr. Cappuccio was Senior Vice President and General Counsel at America Online. Before joining AOL, Mr. Cappuccio was a partner at the Washington, D.C. office of Kirkland & Ellis, one of the world's premier litigation and transactional law firms, where he specialized in telecommunications law, appellate litigation and negotiation with government agencies. From 1991 until 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice, where he advised Attorney General William P. Barr on matters relating to judicial selection, civil litigation, antitrust and civil rights. Prior to his service at the Justice Department, Mr. Cappuccio served as a law clerk at the Supreme Court of the United States and as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit in Pasadena, California. He is a 1986 graduate of Harvard Law School and a 1983 graduate of Georgetown University. Mr. Cappuccio, as general counsel of a global media company, brings significant large public company experience to our Board, including transactional and corporate governance expertise.
Charles R. Frank, Jr., 77, served as a Director from 2001 until July 2009 and from March 2010 to the present. From July 2009 through February 2010, Mr. Frank served as interim Chief Financial Officer of the Company. Mr. Frank currently serves as a member of the Advisory Committee of the Sigma-Bleyzer Growth Fund IV. From 1997 to 2001, Mr. Frank was First Vice President and twice acting President of the European Bank for Reconstruction and Development, which makes debt and equity investments in Central and Eastern Europe and the former Soviet Union. From 1988 to 1997, Mr. Frank was a Managing Director of the Structured Finance Group at GE Capital and a Vice President of GE Capital Services. Mr. Frank served as Chief Executive Officer of Frank and Company from 1987 to 1988, and Vice President of Salomon Brothers from 1978 until 1987. Mr. Frank has held senior academic and government positions, including Deputy Assistant Secretary of State and Chief Economist at the U.S. Department of State, Senior Fellow at the Brookings Institution, Professor of Economics and International Affairs at Princeton University, and Assistant Professor of Economics at Yale University. Mr. Frank graduated from Rensselaer Polytechnic Institute with a B.S. in mathematics and economics before completing a Ph.D. in economics at Princeton University. Mr. Frank brings to the Board 38 years’ experience in the financial services industry, including 18 years relating to Central and Eastern Europe, as well as notable senior management experience.

Iris Knobloch, 52, has served as a Director since April 15, 2014. She has served as President of Warner Bros. France S.A. since 2006, in which capacity she oversees all of Warner Bros.’ business in France, including theatrical production and distribution, television distribution, home video, games, consumer products, online and emerging distribution technologies as well as Warner Bros.’ Home Entertainment business in the Benelux. She is also an independent director of Accor S.A. From 2001 to 2006, she served as Senior Vice President of International Relations of Time Warner Inc. From 1996 to 2001, Ms. Knobloch was Vice President of Business and Legal Affairs for Warner Home Video’s European management team in London, Los Angeles and Paris. Prior to that, Ms. Knobloch practiced law with Norr, Stiefenhofer & Lutz and O’Melveny & Myers, where she provided strategic counsel on international transactions to major U.S. and European media and entertainment clients. Ms. Knobloch received a J.D. degree from Ludwig-Maxmilians-Universitaet in Munich, Germany in 1987 and L.L.M. degree from New York University in 1992. Ms. Knobloch brings to our Board deep understanding of the media industry, particularly in Europe, as well as significant executive management experience.
Alfred W. Langer, 64, has served as a Director since 2000. Mr. Langer currently serves as a consultant to a number of privately held companies, primarily in Germany, in the areas of mergers and acquisitions, structured financing and organizational matters. From July 2001 until June 2002, Mr. Langer served as Chief Financial Officer of Solvadis AG, a German based chemical distribution and trading company. From October 1999 until May 2001, Mr. Langer served as Treasurer of Celanese AG, a German listed chemical company. From June 1997 until October 1999, Mr. Langer served as Chief Financial Officer of Celanese Corp., a U.S. chemical company. From October 1994 until July 1997, Mr. Langer served as Chief Executive Officer of Hoechst Trevira GmbH, a producer of synthetic fibers. From 1988 until September 1994, Mr. Langer served as a member of the Board of Management of Hoechst Holland N.V., a regional production and distribution company. Mr. Langer received an M.B.A. degree from the University GH Siegen. Mr. Langer brings to our Board and Board committees substantial financial and financial reporting expertise.
Bruce Maggin, 71, has served as a Director since 2002. Mr. Maggin has served, since its inception, as Managing Partner and Principal of the H.A.M Media Group, LLC, an international investment and advisory firm he founded in 1997 that specializes in the entertainment and communications industries. Until 2009, he also served as Executive Vice President and Secretary of Media and Entertainment Holdings, Inc. and was a Director of the company from 2005 until 2007. From 1999 to 2002, Mr. Maggin served as Chief Executive Officer of TDN Media, Inc., a joint venture between Thomson Multimedia, NBC Television and Gemstar-TV Guide International that sold advertising on proprietary interactive television platforms. Prior to that, Mr. Maggin had a long career with Capital Cities/ABC serving in a variety of financial and operational roles culminating as Head of the Multimedia Group, one of the company’s five operating divisions. He also represented Capital Cities/ABC on the Board of Directors of several companies, including ESPN, Lifetime Cable Television and In-Store Advertising, among others. Mr. Maggin has been a Director of PVH Corp. since 1987 and Chairman of its Audit Committee since 1997. Mr. Maggin is a member of the Board of Trustees of Lafayette College, from which he received a B.A. degree. He also earned J.D. and M.B.A. degrees from Cornell University. Mr. Maggin’s qualifications to serve on our Board and Board committees include his long career as a corporate financial executive, chief operating officer and private investor in the media industry, as well as his service as a director and chairman of the audit and compensation committees of several companies.
Parm Sandhu, 46, has served as a Director since September 2009. Mr. Sandhu is a non-executive director of Eircom, Ireland’s incumbent telecoms service provider and Chairman of Merapar, an early stage European media and technology investment fund and advisory firm. He served as Chief Executive Officer of Unitymedia, Europe’s third largest cable operator, from 2003 to 2010. Prior to that, Mr. Sandhu was a Finance Director with Liberty Media International, where he pursued numerous strategic acquisitions, and held a number of senior finance and strategy positions during his six years with Telewest Communications plc. Before entering the technology, media and telecommunications sector, Mr. Sandhu worked at PricewaterhouseCoopers in London, where he qualified as a Chartered Accountant. He is a graduate of Cambridge University and holds a first class MA Honours degree in Mathematics. Mr. Sandhu brings to the Board and Audit Committee significant executive management experience in the European media and telecoms sector and considerable expertise in the cable industry, as well as extensive knowledge of financial and accounting matters.

Douglas S. Shapiro, 46, has served as a Director since April 15, 2014. Mr. Shapiro has been Senior Vice President of International and Corporate Strategy at Time Warner Inc. since September 2013. From 2008 to September 2013, he ran the Time Warner Investor Relations group. Before joining Time Warner, from 1999 to 2007, Mr. Shapiro was the senior analyst covering the cable and satellite TV and media conglomerate sectors at Banc of America Securities and was the head of the Media and Telecommunications research team. Prior to that, he was the senior analyst covering the cable and satellite communications sectors at Deutsche Banc Securities. Early in his career, he also served as an economic consultant at KPMG Peat Marwick and as an economist at the U.S. Department of Labor. Mr. Shapiro received a B.A. degree in economics from the University of Michigan and is a Chartered Financial Analyst. Mr. Shapiro brings to the Board his broad experience in television distribution, public equity capital markets, including investor relations in a publicly traded global media company, and corporate strategy.
Kelli Turner, 44, has served as a Director since May 2011. She is EVP, Corporate Development and CFO at SESAC, INC., a music rights licensing company. She is also general partner of RSL Venture Partners, a venture capital fund whose principal investor is Ronald Lauder. She was previously President and Chief Financial Officer of RSL Management Corporation from February 2011 to April 2012. Ms. Turner previously was Chief Financial Officer and Executive Vice President of Martha Stewart Living Omnimedia, Inc. (“MSLO”), a diversified media and merchandising company, from 2009 to 2011, where she was responsible for all aspects of the company’s financial operations, while working closely with the executive team in shaping MSLO’s business strategy and capital allocation process. She also had oversight responsibility for financial planning, treasury, financial compliance and reporting, and investor relations, as well as key administrative functions. A lawyer and a registered CPA with significant experience in the media industry, Ms. Turner joined MSLO in 2009 from Time Warner Inc., where she held the position of Senior Vice President, Operations in the Office of the Chairman and CEO. Prior to that, she served as SVP, Business Development for New Line Cinema from 2006 to 2007 after having served as Time Warner Inc.’s Vice President, Investor Relations from 2004 to 2006. Ms. Turner worked in investment banking for many years with positions at Allen & Company and Salomon Smith Barney prior to joining Time Warner Inc. Early in her career, she also gained tax and audit experience as a CPA at Ernst & Young, LLP. Ms. Turner received her undergraduate business degree and her law degree from The University of Michigan. Ms. Turner brings to our Board a strong financial and business background in the media industry.
Gerhard Zeiler, 59, has served as a Director since April 15, 2014. Since 2012 Mr. Zeiler has served as President of Turner Broadcasting System, Inc., a Time Warner affiliate. He has been non-executive chairman of GAGFAH S.A., one of the largest residential property companies listed in Germany, since March 2014. Prior to joining Turner Broadcasting, he was Chief Executive Officer of RTL Group from 2003 to 2012 and a member of the executive board of international media group Bertelsmann SE & Co. KGaA from 2005 to 2012. Mr. Zeiler was Chief Executive Officer of RTL Television from 1998 to 2005 and Chief Executive Officer of ORF, the Austrian broadcasting corporation, from 1994 until 1998. Before that, he was Chief Executive Officer of RTL II from 1992 to 1994, Chief Executive Officer of Tele 5 from 1991 to 1992, and Secretary General of ORF from 1986 to 1990. He started his career as a journalist and later spokesman for two Austrian Chancellors. Mr. Zeiler brings to our Board his extensive experience in television broadcasting in Europe as the principal executive officer of two major media companies.
There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director other than (i) Paul T. Cappuccio, who was nominated by Time Warner Inc. pursuant to the terms of an investor rights agreement dated as of May 18, 2009, as amended, among the Company, Time Warner Media Holdings B.V. and certain other parties and (ii) Iris Knobloch, Douglas Shapiro and Gerhard Zeiler, who were also nominated by Time Warner Inc. pursuant to the terms of a framework agreement dated as of February 28, 2014, among the Company, Time Warner Inc. and Time Warner Media Holdings B.V.
Vote Required; Recommendation
The election of the Board of Directors requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the election of the ten named nominees to the Company’s Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE TEN NAMED NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
We abide by the corporate governance principles outlined below to ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and that the interests of the Board of Directors and management are aligned with those of shareholders.
On an annual basis, directors and executive officers complete questionnaires that are used to establish the independence of independent directors as well as of the members of the Audit Committee and the Compensation Committee, to confirm the qualifications of the members of our Audit Committee and to disclose any transaction with us or our subsidiaries in which a director or executive officer (or any member of his or her immediate family) has a direct or indirect material interest.
Director Independence
The NASDAQ Marketplace Rules require that a majority of the directors be “independent directors”. For a director to be considered independent, the Board must determine that the director (and in some cases, members of a director’s immediate family) has no material relationship with us or our subsidiaries and that the director is free of any other relationship, whether with us or otherwise, that would interfere with his or her exercise of independent judgment. The Board has affirmatively determined that six of our ten directors have no material direct or indirect relationship with us and qualify as independent directors pursuant to the corporate governance standards of NASDAQ as well as an evaluation of factors specific to each director. The independent directors are John Billock, Charles Frank, Alfred Langer, Bruce Maggin, Parm Sandhu and Kelli Turner.
In the course of the determination by the Board regarding the independence of each director, it considered the beneficial ownership of such director or his or her affiliates in the Company as well as any transactions or arrangements that each director has with us.
Independent Director Meetings
Our independent directors meet in regularly scheduled executive sessions. The non-executive Chairman presides over the meetings of the independent directors. During 2014, the independent directors held three such meetings.
Codes of Conduct
The Company has codes of conduct that are applicable to employees and directors. These policies reinforce the importance of integrity and ethical conduct in our business, reflect the more robust policy framework that now exists within the Company and clarify the procedures for handling whistleblower complaints and other concerns. The Standards of Business Conduct applies to the Company’s employees and sets forth policies pertaining to employee conduct in the workplace, including the accuracy of books, records and financial statements, insider trading, electronic communications and information security, confidentiality, conflicts of interest, anti-bribery and competition laws. The Standards of Business Conduct also includes information on how employees may report whistleblower complaints or raise concerns regarding questionable conduct or policy violations and provides for the anonymous, confidential submission by employees or others of any complaints or concerns about us or our accounting, internal accounting controls or auditing matters. The Standards of Business Conduct prohibits retaliation against employees who avail themselves of the policy. Failure to observe the terms of the Standards of Business Conduct can result in disciplinary action (including termination of employment).
The Company also has a Code of Conduct for Non-Employee Directors, which assists the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ obligations to act ethically and honestly, the code also addresses conflicts of interest, compliance with applicable laws and confidentiality.
Both the Standards of Business Conduct and the Code of Conduct for Non-Employee Directors are available on our website at www.cme.net. They are also available in print to any shareholder upon request.

Director Nominating Process
The Corporate Governance/Nominating Committee will consider candidates for membership on the Board of Directors who are recommended by qualifying shareholders. Under our Bye-laws and the Corporate Governance/Nominating Committee charter, a qualifying shareholder is any shareholder who has provided evidence that he has been the beneficial owner of at least 5% of any class of our outstanding stock for at least one year. In order to be considered for membership, candidates must meet the criteria and qualifications specified by the Corporate Governance/Nominating Committee from time to time, including having relevant professional experience; possessing a knowledge of our business; and being eligible under standards established by the SEC, NASDAQ or relevant law. In addition, the Committee may take into account special needs for diversity of experience and background as may arise from time to time. The Committee does not apply specific weights to particular criteria, nor does it have a separate policy with regard to the consideration of diversity. These criteria apply to all nominees, whether recommended by a shareholder, another director, management or otherwise. Recommendations must be in writing and addressed to the Chairman of the Corporate Governance/Nominating Committee in care of the Company Secretary, CME Media Services Limited, Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.
Information submitted to the Corporate Governance/Nominating Committee must include the name, address and relationship to the Company of the nominee and the proposing shareholder, and such information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed nominee were to be included therein. The shareholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us and otherwise meets our published criteria for consideration as a nominee for director. To be considered for inclusion in our proxy statement for an Annual General Meeting, the Corporate Governance/Nominating Committee charter stipulates that recommendations must be received by us at least 120 calendar days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting and include all required information. In the case of the 2016 Annual General Meeting, this deadline is ó, 2016.
Shareholder Communications and Proposals
The Corporate Governance/Nominating Committee charter provides a process by which shareholders may communicate with the Company or the Board of Directors. Shareholders may submit such communications in writing to the Chairman of the Corporate Governance/Nominating Committee in the care of the Company Secretary, CME Media Services Limited, Křiženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. The Company Secretary shall determine, in his discretion, considering the identity of the submitting shareholder and the materiality and appropriateness of the communication, whether, and to whom within the Company, to forward the communication. The Corporate Governance/Nominating Committee charter stipulates that proposals for inclusion in our Annual General Meeting proxy statement must be in writing (including the form of proposal to be included in the Company’s proxy statement and a brief description as to why the passing of the proposal is beneficial to the Company) and received at least 120 days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting in order for the Company to consider including such proposal in its proxy statement. In the case of the 2016 Annual General Meeting, this deadline is ó, 2016.
Meetings of the Board of Directors
The Board of Directors currently consists of ten members. During the year ended December 31, 2014, the Board of Directors met, or acted by unanimous consent, on 10 occasions. In 2014, all incumbent members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served during the periods that they served.
We are incorporated in Bermuda and have held our annual general meetings in Bermuda since incorporation. Senior members of management have been present by teleconference at each annual general meeting to answer any questions posed by shareholders. Historically, shareholders have not attended annual general meetings in person, which we attribute to our policy of regular and detailed communication with our shareholders and investors through regular meetings with management, quarterly earnings calls, investor conferences and other investor relations activities. Last year no directors attended the annual general meeting. In view of the fact that shareholders have not historically attended annual general meetings, we have not adopted a specific policy regarding the attendance of directors at the annual general meeting. Attendance is left to the discretion of individual directors.

Committees of the Board of Directors
Audit Committee. The Audit Committee is composed of Messrs. Langer (Chairman), Frank, Sandhu and Ms. Turner. The members of the Audit Committee satisfy the relevant independence and expertise requirements set forth in the SEC regulations and the NASDAQ Marketplace Rules. In addition, the Board has determined that Messrs. Frank, Langer, Sandhu and Ms. Turner each qualify as “audit committee financial experts”. The responsibilities of the Audit Committee include (i) selecting and overseeing the independent registered public accounting firm to be retained by us; (ii) approving the engagement of the independent registered public accounting firm for audit, audit-related, tax-related and other services; (iii) reviewing with the independent registered public accounting firm the scope and results of these engagements; (iv) overseeing our financial reporting activities and internal controls and procedures and reviewing the risk register with management; (v) reviewing complaints under the Standards of Business Conduct relating to accounting, internal accounting controls or auditing matters; and (vi) conducting other reviews relating to compliance by us and our employees with our policies and any applicable laws. In addition, the Audit Committee is responsible for advising on the Company’s corporate finance activities, including its capital structure, equity and debt financings, banking activities and relationships, foreign exchange and stock repurchase activities. During the fiscal year ended December 31, 2014, the Audit Committee met on nine occasions.
The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in June 2000. An amended and restated Audit Committee charter was subsequently adopted by the Board of Directors on November 20, 2002 and amended on March 27, 2003, April 6, 2004, February 2, 2006, February 14, 2007, December 12, 2011, December 9, 2013 and September 9, 2014. The Audit Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.
Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee is composed of Messrs. Langer, Maggin and Sandhu (Chairman). The members of the Corporate Governance/Nominating Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules. The Corporate Governance/Nominating Committee is responsible generally for ensuring that the Board and its committees are appropriately constituted in order to conform with applicable legal requirements. Responsibilities of the Corporate Governance/Nominating Committee include selecting, or recommending to the Board, candidates for the Board of Directors and committees of the Board. In addition, the Corporate Governance/Nominating Committee is responsible for reviewing, ratifying or approving our related party transactions that are subject to review or approval under relevant SEC regulations and the NASDAQ Marketplace Rules. During the fiscal year ended December 31, 2014, the Corporate Governance/Nominating Committee met, or acted by unanimous consent, on five occasions.
The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors in April 2004 and amended on February 2, 2006, February 4, 2008, September 10, 2013 and December 9, 2014. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.
Compensation Committee. The Compensation Committee is composed of Messrs. Billock and Maggin (Chairman) and Ms. Turner. The members of the Compensation Committee satisfy the relevant independence requirements set forth in the SEC regulations and the NASDAQ Marketplace Rules. During the fiscal year ended December 31, 2014, the Compensation Committee met, or acted by unanimous consent, on eight occasions.
Our executive compensation policies are established, reviewed or approved by the Compensation Committee. Compensation for this purpose means all forms of remuneration, including salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, benefits, perquisites and severance pay or payments made on a change of control. The responsibilities of the Compensation Committee include (i) reviewing and determining the compensation of the principal executive officers; (ii) in consultation with the principal executive officers, reviewing and determining the compensation of the named executive officers listed in the Summary Compensation Table and reviewing the compensation of other senior executives who report to the principal executive officers; (iii) reviewing annually the performance of the principal executive officers; (iv) reviewing and making recommendations to the Board of Directors in respect of non-employee director compensation; and (v) administering the Company's stock incentive plan, including granting equity compensation and setting the terms thereof pursuant to the stock incentive plan. Additional information on compensation policies and consideration of executive compensation is included in the Compensation Discussion and Analysis section below.

The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors on February 13, 2003 and amended on April 6, 2004, February 14, 2007 and September 10, 2013. The charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.
Board Leadership Structure and Role in Risk Oversight
Since April 2014, Mr. John Billock has served as non-executive Chairman. The Chairman is appointed annually following the annual general meeting by at least a majority vote of the remaining directors. The role of the Chairman is to preside over meetings of the Board as well as meetings of the independent directors. The Chairman also provides advice to management. Since September 2013, the Company has had two co-Chief Executive Officers, Michael Del Nin and Christoph Mainusch, who are not members of the Board. Mr. Del Nin oversees corporate matters and Mr. Mainusch focuses primarily on operations. We believe that this is the most appropriate Board structure for the Company. Mr. Billock, with his extensive prior media and executive experience, leads the Board in providing broad oversight of our overall strategy and the development of the Company, and Mr. Del Nin and Mr. Mainusch, our co-CEOs, utilizing their extensive management and operational experience in overseeing the Company’s day-to-day operations, are dedicated to achieving the business objectives of the Company in terms of operating and financial performance.
The Company has created a robust framework to effectively identify, assess, and manage risk. Senior management has primary responsibility for the daily management of risks, while the Board provides regular oversight, both as a whole and through its committees. The Audit Committee is responsible for an annual review of a risk register prepared by senior management. The Company’s risk register identifies and evaluates the key strategic, operating, financial and compliance risks that the Company faces and proposes ways in which to effectively manage such risks in the short- and long-term. In addition, our co-CEOs consult regularly with directors regarding strategic and operational risks. Generally, the Board holds four regularly scheduled meetings per year at which Directors receive a presentation regarding the business as well as relevant strategies, challenges, risks and opportunities for the Company. Senior management is in attendance at quarterly Board meetings and is available for discussions with the Board regarding risk management and any other concerns. Finally, through the authority delegated by the Board, the Corporate Governance/Nominating Committee, Compensation Committee and Audit Committee are tasked with oversight of governance, related party, compensation and treasury or finance risks, respectively. Committees report to the full Board quarterly.

EXECUTIVE OFFICERS
Set forth below is certain information describing our current executive officers, all of whom are Named Executive Officers (as defined below). The term of office of such officers, unless otherwise set forth in an employment agreement, is at the discretion of the Board of Directors and/or the co-Chief Executive Officers.
Michael Del Nin, 44, has served as the Company’s co-Chief Executive Officer since September 2013. From October 2009 until September 15, 2013 he was a member of the Company’s Board of Directors. Prior to his appointment as co-Chief Executive Officer of the Company, Mr. Del Nin was the Senior Vice President of International and Corporate Strategy at Time Warner Inc. from April 2008 until September 2013, in which capacity he helped drive Time Warner Inc.’s global strategy and business development initiatives, with a particular focus on international operations and investments. From 2006 to 2008, Mr. Del Nin was the Senior Vice President responsible for Mergers and Acquisitions. Prior to joining Time Warner Inc., Mr. Del Nin was Senior Vice President, Business Development, at New Line Cinema. In that role Mr. Del Nin analyzed the economics of the studio’s film and television projects while helping to develop and implement New Line Cinema’s long-term business plan. Prior to joining New Line Cinema, Mr. Del Nin was an investment banker focused on the media industry at Salomon Smith Barney in New York. Mr. Del Nin holds an undergraduate business degree from Bocconi University and a law degree from the University of New South Wales.
Christoph Mainusch, 52, has served as the Company’s co-Chief Executive Officer since September 2013. Prior to joining the Company, he was an advisor to the President of Turner Broadcasting International, a wholly-owned subsidiary of Time Warner Inc., where he consulted on various projects from April 2013 until September 2013. From March to December 2012, Mr. Mainusch was a member of the Operational Management Committee of the RTL Group, a European entertainment network. From September 2009 to February 2012, Mr. Mainusch served as Chief Executive Officer of the Alpha Media Group in Greece, a terrestrial broadcast company partly owned by the RTL Group. Mr. Mainusch served as Chief Executive Officer of RTL Televizija in Croatia from 2004 to 2009. From 1996 until 2004, Mr. Mainusch served as Chief Executive Officer of ACS Media GmbH. Mr. Mainusch started his career as a freelancer for the public broadcaster Bayerischer Rundfunk in 1987, followed by several positions at commercial broadcasters SAT.1, Tele 5, and RTL 2.
Daniel Penn, 49, joined the Company in 2002 and has served as General Counsel and Company Secretary since 2004. Mr. Penn was named an Executive Vice President of the Company in February 2010. Prior to joining the Company, he served as General Counsel and Head of Developments/Business Affairs in an internet publishing business and in a multinational telecommunications company. He began his career in private practice with the law firm Mayer Brown, where he worked in their offices in New York, London and Tashkent, Uzbekistan. Mr. Penn graduated from Princeton University with a B.A. from the Woodrow Wilson School of Public and International Affairs and a Certificate of Achievement in Russian Studies. He received a J.D. from the Columbia University School of Law, where he served as Editor-in-Chief of the Columbia Law Review.
David Sturgeon, 45, has served as the Company’s Chief Financial Officer since June 5, 2014 when he was also named an Executive Vice President of the Company. Prior to that, he served as Acting Chief Financial Officer since October 29, 2013 and as Deputy Chief Financial Officer from July 2009. He oversees all of the Company's finance, accounting, business systems, internal audit, treasury and tax activities. Mr. Sturgeon joined the Company as Group Financial Controller in 2005, prior to which he was with Equant N.V., from 2002. From 1990 to 2002, Mr. Sturgeon was a member of Arthur Andersen’s Technology, Media and Communications practice, advising clients primarily in the areas of financial reporting and control, corporate finance and capital markets transactions. Mr. Sturgeon graduated from Oxford University with an M.A. in Philosophy, Politics and Economics and is a Chartered Accountant.

COMPENSATION DISCUSSION AND ANALYSIS
Philosophy and Objectives of Compensation Programs
General Philosophy
We believe the total compensation of our executive officers should support the following objectives:

•
Attract and retain executives with the experience and expertise to drive us to achieve our objectives. This means that we provide significant compensation opportunities to executives who are able to deliver competitive results.

•
Create a mix of short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunities that promote attention to both annual and multi-year business objectives without encouraging unnecessary or excessive risk-taking. The mix between short-term and long-term compensation is also designed to reflect the roles and responsibilities of individual employees and to have a higher percentage of the total potential compensation of senior executives tied to variable (versus fixed) pay than other employees.

•
Reward executives for creating shareholder value. This means that our long-term incentive programs are equity-based and are intended to represent a significant percentage of the total compensation that senior executives may earn.

•
Create a strong culture that rewards results. This means that incentive plans reward the achievement of specific financial and operating performance goals of the Company and individual performance through the use of specific personal goals and objectives.

•
Ensure compensation is appropriate in light of our profile, strategy and anticipated performance. This means that the Compensation Committee places significant emphasis on our specific strategy and performance in the ultimate determination of compensation decisions.

Compensation Design and Elements of Compensation
Our executive compensation program, covering Named Executive Officers and other members of senior management, consists principally of base salary, an annual non-equity incentive award opportunity and long-term incentives, as set out below. In 2014, our Named Executive Officers were the co-Chief Executive Officers, the Chief Financial Officer and the General Counsel.
Base Salary
Salary levels for each of our Named Executive Officers are set in their employment agreements, which are approved by the Compensation Committee. Key considerations in establishing base salary levels and any increases include the overall level of responsibility of a given Named Executive Officer; the importance of the role; the experience, expertise and specific performance of the individual; the general financial performance of the Company; the general economic environment, and in the case of the co-CEOs, compensation levels of similarly positioned executives at peer group companies (as described below). The Compensation Committee may review these salary levels each year to determine whether any adjustment is appropriate. The Compensation Committee did not adjust the base salary of any Named Executive Officers in 2014 (other than the Chief Financial Officer in connection with his appointment in June 2014) and has generally maintained the base salaries of Named Executive Officers at the same level over the last several years. The Compensation Committee considers the base salary levels for each of the Company’s Named Executive Officers to be consistent with the considerations described here.
For our Named Executive Officers, base salaries for 2014 accounted on average for 26% of their total direct compensation. (Total direct compensation consists of base salary, non-equity incentive plan awards and annual equity grant value.)

Annual Incentive Plans
In 2014, approximately 73 employees across the entire Company were eligible to earn annual incentives in cash through the incentive plan guidelines described below. Award opportunities vary by position and level in the organization.
Pursuant to the management compensation policy guidelines, which were originally adopted by the Compensation Committee in 2011 (as amended, the “Management Compensation Policy Guidelines”), Named Executive Officers are eligible to earn annual incentives. The Management Compensation Policy Guidelines provide that annual non-equity incentive plan award targets for the highest levels of management will consist of quantitative targets based on the Company’s financial performance goals and qualitative individual performance targets. The split between the quantitative financial targets and individual performance targets varies based on role and level of seniority of an employee in the Company, with specific targets and weightings intended to correlate with the role or responsibilities of the relevant member of management.
Targets for the co-CEOs were set by the Compensation Committee, and targets for the remaining Named Executive Officers were set by the co-CEOs and recommended to the Compensation Committee for approval. In setting targets, the Committee’s approach is intended to have the Named Executive Officers be accountable for both the overall performance of the business and individual areas of responsibility in respect of key strategic or operational goals of the Company. Taking into consideration the Company’s capital structure and an operating environment that has been challenging for a prolonged period of time, the Committee believes that OIBDA1 and free cash flow2 are key financial metrics for measuring Company performance. They are among the key measures the Company uses to evaluate its performance on a Company-wide basis.
Target amounts for non-equity incentive opportunities for the Named Executive Officers are equal to 100% of base salary. In addition, Named Executive Officers have the opportunity to earn up to 200% of base salary for exceeding target levels for financial performance and are not entitled to earn any amounts as non-equity incentive plan compensation in respect of financial performance if certain minimum target levels are not achieved. On average in 2014, our Named Executive Officers, including the co-Chief Executive Officers, earned 52% of their total direct compensation from non-equity incentive plan awards.
Long-Term Equity Incentive Program
Each year the Compensation Committee reviews and has approved annual grants of equity incentive awards to the Named Executive Officers as well as other senior employees, including options, time-based restricted stock units and performance-based restricted stock units. Annual grant types and levels are determined on the basis of an individual’s position in the organization and reflect a number of other considerations, including the role the individual plays in setting and achieving long-term company goals, the overall dilution represented by equity grants and the cost of such grants as reflected in our financial statements. Long-term incentives, assuming general economic conditions in the countries in which the Company operates remain stable or continue to improve, are the most effective way to link the interests of management and shareholders, and to incentivize management to strive for continued shareholder value creation. Therefore, equity incentives are an important element of the Company’s compensation programs. On average in 2014, our Named Executive Officers earned 22% of their total direct compensation from equity incentive plan awards.
As described below under “Equity Granting Policy”, the Compensation Committee approves all grants of options and restricted stock units to Named Executive Officers and other employees and the exercise price of all option grants is equal to the fair market value of our shares on the date of grant.

___________________________

[1]
OIBDA, which includes program rights amortization costs, is determined as operating income/(loss) before depreciation, amortization of intangible assets and impairment of assets and certain unusual or infrequent items that are not considered by our chief operating decision makers when evaluating our performance. For a quantitative reconciliation of non-GAAP financial measures to the most directly comparable financial measurements in accordance with GAAP, see the Part II, Item 8, Note 20 to the Company’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 accompanying this proxy statement.

[2]
Free cash flow is defined as cash flows from operating activities, less purchases of property, plant and equipment, net of disposals of property plant and equipment and excludes the cash impact of certain unusual or infrequent items that are not included in costs charged in arriving at OIBDA in our financial statements because they are not considered by our chief operating decision makers when evaluating performance.

Use of Peer Group Companies
During the third quarter of 2014, the Compensation Committee with the assistance of management of the Company and the independent compensation consultant Clearbridge Compensation Group (as described below under "Other Compensation Practices and Policies") engaged in a process to develop benchmarks for the executive compensation program of the co-CEOs against a peer group of companies. The peer group consists of publicly traded companies in the U.S. and Europe and was established primarily on the basis of the following selection criteria: (i) companies in industries or businesses similar to the Company and (ii) companies having a comparable size as the Company (based primarily on revenues with consideration of company value as well).
The following companies constitute the peer group:

Discovery Networks International(1)	Sinclair Broadcast Group, Inc.	Lin Media LLC(2)	Journal Communications, Inc.
Modern Times Group	Atresmedia Corporación	TVN	Crown Media Holdings Inc.
Starz	CTC Media Inc.	Nexstar Broadcasting Group Inc.	Gray Television Inc.
AMC Networks Inc.	The E.W. Scripps Company	Radio One Inc.	Media General Inc.

(1)	Represents the international division of Discovery Communications Inc.

(2)	Merged with Media General, Inc. in December 2014.
The following table sets out key comparatives with the peer group companies:

	Revenues (1)		Market capitalization (2)	Enterprise value (3)
	(US$ in millions)
75th percentile	1,420		3,060	3,577
Median	735		1,611	2,442
25th percentile	436		1,246	1,642
Central European Media Enterprises Ltd.	691	(4)	381	1,242

(1)	As of December 31, 2013.

(2)	As of June 30, 2014. On a diluted basis using the treasury stock method, the Company’s market capitalization at June 30, 2014 was US$ 889.0 million.

(3)	Company estimate.

(4)
Does not reflect businesses now reported in discontinued operations (see the Part II, Item 8, Note 3 to the Company’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014).

Taking into account the fact that the Company has co-chief executive officers, the Compensation Committee reviewed compensation levels of the chief executive officer and the second highest paid executive of the peer group companies and applied an appropriate adjustment to reflect the specific responsibilities assumed by the joint chief executive officers. Based on this review, the Compensation Committee concluded that the total direct compensation of the Company’s co-CEOs for 2014 is within the median range compared to the peer group.

Annual Non-equity Incentive Plan Targets and Awards
2014 Non-equity Incentive Plan Award Targets for Named Executive Officers
In 2014, Named Executive Officers were entitled to earn 75% of non-equity incentive plan awards for the achievement of quantitative financial targets based on the Company’s performance and 25% for the achievement of qualitative targets tied to individual performance. The quantitative targets consisted of Consolidated Budgeted OIBDA3 (with a weighting of 50%) and Direct Free Cash Flow4 (with a weighting of 25%). Individual qualitative targets are based on achieving specific annual objectives, including business goals, completion of strategic initiatives, communications, and organizational and employee development.
For 2014, the quantitative financial performance targets of the co-CEOs, the Chief Financial Officer and the General Counsel comprised Consolidated Budgeted OIBDA of US$ 74.4 million and Direct Free Cash Flow of negative US$ 140.5 million. In order to exclude the impact of exchange rate movements on internal performance targets, the OIBDA and cash flow targets and actuals are translated at budgeted exchange rates. Furthermore, the OIBDA and cash flow targets and actuals do not include businesses reported in the Company’s Annual Report on 10-K for the year ended December 31, 2014 as discontinued operations.
Each of the co-CEOs, the Chief Financial Officer and the General Counsel was entitled to earn an award equal to 100% of base salary for the achievement of these targets. If Consolidated Actual OIBDA5 reached 132% of Consolidated Budgeted OIBDA and Actual Direct Free Cash Flow6 reached represented an improvement of US$ 40.0 million over Direct Free Cash Flow, each Named Executive Officer was entitled to earn an award of 200% of base salary for the achievement of these targets. No Named Executive Officer was entitled to earn any amount in respect of Consolidated Budgeted OIBDA in the event Consolidated Actual OIBDA was less than 68% of Consolidated Budgeted OIBDA or in respect of Direct Free Cash Flow in the event Actual Direct Free Cash Flow was US$ 20.0 million less than Direct Free Cash Flow.
Each of the co-CEOs was entitled to earn a non-equity incentive plan award for 2014 of up to US$ 1.6 million based on the achievement of the quantitative financial targets and individual performance targets. Individual performance targets included executing on the Company’s business strategy, leading refinancing initiatives, effectively communicating the strategy and initiatives to the Company’s constituents, controlling costs, and engaging in the successful development of the Company’s human resources.
The Chief Financial Officer was entitled to earn a non-equity incentive plan award for 2014 of up to US$1.0 million based on the achievement of the quantitative financial targets and individual performance targets. Individual performance targets included overseeing the Company’s reporting obligations, implementing improvements to financial reporting systems, controlling costs, and engaging in the successful development of the Company’s human resources.
The General Counsel was entitled to earn a non-equity incentive plan award for 2014 of up to US$ 1.1 million based on the achievement of the quantitative financial targets and individual performance targets. Individual performance targets included: completing a financing transaction; ensuring effective legal services are delivered in support of the Company’s operations and business strategies and ensuring the Company effectively fulfills its regulatory and compliance goals; and strengthening the capacity of the corporate legal department.

___________________________

[3]	Consolidated Budgeted OIBDA is equal to consolidated OIBDA based on the Company’s 2014 budget, translated at exchange rates used in the Company’s 2014 budget.

[4]	Direct Free Cash Flow is free cash flow based on the Company’s 2014 budget, translated at exchange rates used in the Company’s 2014 budget.

[5]
Consolidated Actual OIBDA is equal to actual consolidated OIBDA for the Company, translated at exchange rates used in the Company’s 2014 budget. Costs charged at arriving at OIBDA for 2014 excludes a charge of US$ 12.0 million recorded in the fourth quarter relating to ongoing tax audits in Romania (see the Part II, Item 8, Note 21 to the Company’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 accompanying this proxy statement).

[6]
Actual Direct Free Cash Flow is free cash flow translated at exchange rates used in the Company’s 2014 budget. The purpose of the translation at constant exchange rates is to exclude the impact of exchange rate movements on internal performance targets.

Determining Awards
The Compensation Committee measures the achievement of financial targets against the results delivered by the Company in respect of such targets for 2014, translated where appropriate at exchange rates used in the Company’s 2014 budget. Budgeted exchange rates are applied in order to exclude the impact of foreign exchange movements on performance. The Compensation Committee measures the achievement of individual performance targets against actual performance of the business or based on self-assessments by the Named Executive Officer that are reviewed by the co-CEOs who make recommendations to the Compensation Committee.
While performance targets form the basis for awarding non-equity incentive plan compensation, the Compensation Committee believes that judgment is also an important factor and the Compensation Committee can exercise discretion in determining awards. The prolonged impact of the challenging economic environment the Company has been operating in together with the impact of unforeseen macroeconomic events have made forecasting and budgeting much more challenging. Accordingly, the Compensation Committee takes factors such as these into consideration and may reasonably determine ranges or absolute numbers above or below which awards may be earned in respect of specific performance targets. In addition, the Compensation Committee may also award discretionary bonuses or establish other performance criteria for purposes of creating additional incentives for the achievement of specific objectives in addition to the annual incentive plans. The Compensation Committee did not award any discretionary bonuses to Named Executive Officers in 2014.
2014 Company Performance and Awards
The Company’s financial results for 2014 reflected the successful turnaround of the business following a significant decline in revenues in 2013, particularly in the Czech Republic, where advertisers reacted negatively to an initiative to increase television advertising prices there. A significant growth in revenues and an improved market share in 2014 reflected the success of the improvements made in both the financial and the operating performance of the Company’s operations in the Czech Republic. Operations in Romania and the Slovak Republic also delivered strong advertising revenues. Revenues also benefited from substantial increases in carriage fees and subscription revenues, particularly in Bulgaria and Romania. As a result, the Company succeeded in delivering an improvement in revenues year-on-year for the first time since 2011. A significant decrease in costs contributed to a strong OIBDA performance.
The Company successfully undertook a series of financing transactions that improved its capital structure. It used the proceeds of a rights offering completed in May 2014 to refinance the entire EUR 273.0 million aggregate principal amount of its 11.625% senior notes due 2016. In the fourth quarter, the Company refinanced the EUR 240.0 million aggregate principal amount of its 9.0% senior notes due 2017 and entered into a commitment letter with Time Warner Inc. to refinance the US$ 261.0 million aggregate principal amount of its 5.0% senior convertible notes due November 2015 immediately prior to their maturity. Following this refinancing, the Company’s nearest dated maturity will be November 2017. The Company’s cash interest costs will be reduced substantially as a result of these financing transactions.
Non-equity Incentive Plan Awards for Named Executive Officers
Each of the co-CEOs earned a non-equity incentive plan award for 2014 of US$ 1.6 million. The Company achieved a Consolidated Actual OIBDA and Actual Direct Free Cash Flow that exceeded the upper end of the range for earning a non-equity incentive plan award. The Compensation Committee determined that the individual performance targets had been achieved with respect to the successful turnaround of the Company’s financial and operating performance and executing on key commercial initiatives of the business, implementing cost saving initiatives and effectively controlling costs, overseeing the successful refinancing or commitment to refinance substantially all of the Company’s senior debt, and overseeing the implementation of improvement to the management of the business through recruitment and development.
The Chief Financial Officer earned a non-equity incentive plan award for 2014 of US$ 1.0 million. The Company achieved a Consolidated Actual OIBDA and Actual Direct Free Cash Flow that exceeded the upper end of the range for earning a non-equity incentive plan award. The Compensation Committee determined that the individual performance targets had been achieved with respect to overseeing the Company’s financial reporting requirements, continuing to implement improvements to the Company’s financial reporting systems, contributing to the Company’s successful refinancing efforts, and reorganizing the corporate finance department to improve oversight and reporting.

The General Counsel earned a non-equity incentive plan award for 2014 of US$ 1.1 million. The Company achieved a Consolidated Actual OIBDA and Actual Direct Free Cash Flow that exceeded the upper end of the range for earning a non-equity incentive plan award. The Compensation Committee also determined that the individual performance targets had been achieved with respect to providing effective advice to the co-CEOs, the Board and its committees on a number of significant legal issues and strategic initiatives for the Company, successfully managing the negotiation and completion of a series of financing transactions, providing advice and assistance with respect to compliance and regulatory matters, and strengthening the capacity of his department.
Long-Term Equity Awards
In 2014, the Compensation Committee elected to award restricted stock units (“RSUs”) as long-term equity incentives under the Company’s Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”). The continuing difficult economic environment in the Company’s markets described above has had a negative impact on the Company’s operating results and share price, which has declined significantly over this period. Because of this share price movement and the likelihood of continued pressure on the Company’s share price as a result of the Company’s financing activities and capital structure and the fact that the return to growth in the Company’s markets is expected to be gradual, the Compensation Committee believed that stock options would not be an effective compensation tool. Accordingly, the Compensation Committee elected to award restricted stock units to 13 employees, including the Named Executive Officers in 2014.
The dates and values of the grants to Named Executive Officers are included in the “Grants of Plan-Based Awards” table below. The vesting of the RSU grants made to Named Executive Officers in 2014 is time-based. These awards vest in four equal installments on each anniversary of the date of grant.
Other Compensation Practices and Policies
Executive Compensation Recoupment
The Company has a policy that permits the Compensation Committee to seek recovery of payments of incentive plan compensation awards and bonuses of Named Executive Officers and certain other covered senior executives if the Company is required to restate its financial statements (other than due to a change in accounting rules) or if the performance results leading to a payment of incentive compensation are subject to a material downward adjustment. For purposes of this policy, payment of incentive compensation includes awards of equity compensation under the Stock Incentive Plan. Under this policy, the Compensation Committee has discretion to determine what action it believes is appropriate, which may include recovery or cancellation of incentive payments, and may consider a number of factors in determining whether to seek recovery, including the degree of responsibility of a covered executive, the amount of excess compensation paid, the costs associated with recovery of compensation, applicable law and other actions the Company or third parties have taken.
Stock Ownership Guidelines
We encourage stock ownership by executives and directors but do not have formal stock ownership guidelines. Under the Company’s insider trading policy, officers, directors, employees and their related persons may not trade in options, warrants, puts and calls or similar instruments on the Company’s shares of Class A Common Stock and other securities and may not sell such shares short.
Severance
As is customary in our markets, all of our Named Executive Officers have employment agreements with us or one of our subsidiaries and these agreements provide for compensation in the event of involuntary termination. These termination payments, which are typically defined by local practice and are generally derived from the notice period or term of the relevant employment agreement, were negotiated between us and each Named Executive Officer individually and do not conform to a single policy. The basis for and value of these termination payments is further described and quantified under “Potential Payments Upon Termination or Change of Control” below.

Compensation Committee Consultants
During the third quarter of 2014, the Compensation Committee retained Clearbridge Compensation Group (“Clearbridge”) to serve as an independent advisor on executive compensation matters as well as on compensation plans or programs that are subject to the review or approval of the Compensation Committee. Clearbridge was retained by, and reports directly to, the Compensation Committee and the Compensation Committee has the sole authority to retain and terminate Clearbridge and to approve the terms of its retention and fees. The Compensation Committee assessed the independence of Clearbridge and believes that Clearbridge is independent. All of the work performed by Clearbridge was at the request of the Compensation Committee and Clearbridge has not done any other work for the Company. Clearbridge is continuing to provide advice and recommendations to the Compensation Committee on the Company’s long-term incentive program.
Role of Executives in Establishing Compensation
The co-CEOs, the Chief Financial Officer, the General Counsel and other members of senior management have participated in the development and implementation of certain executive compensation programs, particularly the annual incentive and long-term equity incentive programs in the Management Compensation Policy Guidelines, and the establishment of annual targets. The Management Compensation Policy Guidelines and amendments to it are reviewed by the co-CEOs and submitted to the Compensation Committee for its review and approval. Certain executives, including the co-CEOs, may be invited to attend meetings of the Compensation Committee to discuss Company compensation programs; in addition, the General Counsel may be invited to attend meetings in his capacity as Company Secretary. While these executives may be asked to provide input and perspective, only Compensation Committee members vote on executive compensation matters. These votes take place when no members of management are in attendance.
Compensation Risk Assessment
In establishing and reviewing executive compensation, the Compensation Committee believes that executive compensation has been designed and allocated among base salary and short-term and long-term compensation in a manner that does not encourage excessive risk-taking by management that may harm the value of the Company, reward poor judgment or is reasonably likely to have a material adverse effect on the Company.
Base salaries are designed to be consistent with an executive’s responsibilities and to provide sufficient financial security as a proportion of total compensation so as not to promote unnecessary or excessive risk-taking when earning compensation under the Company’s incentive plans.
Historically, the Company’s non-equity incentive plan awards for senior management have been, in general, based on achieving annual OIBDA targets. In 2014, non-equity incentive plan awards that could be earned by Named Executive Officers and other employees under the Management Compensation Policy Guidelines were based on achieving a Consolidated Budgeted OIBDA target and a Direct Free Cash Flow target as well as a number of qualitative individual performance targets. While this may encourage taking short-term risks at the expense of long-term performance, the Compensation Committee believes that a number of factors substantially mitigate such risk. First, the Compensation Committee believes the annual budgeting process results in the establishment of annual targets that are based on a longer-term strategic vision for the Company and sustainable value creation. Second, having several targets that serve different goals mitigates the risk that certain Company objectives will be achieved (e.g., significant audience share or market share) at the expense of others (e.g., controlling costs and generating positive free cash flow) and having to achieve a minimum level of Consolidated Budgeted OIBDA and Direct Free Cash Flow in order to earn a non-equity incentive plan award limits the amount of such awards that can be earned in the event of poor overall Company performance. This encourages management to focus on sustained profitable revenue generation. Third, rewarding key senior executives in part on the basis of achieving Company-wide targets ensures that they are focused on the performance of the Company as a whole. While rewarding senior executives of the Company's operating units for operating performance may result in risk taking, their targets have also been designed to serve different goals, which mitigates this possibility. Fourth, provisions in our Management Compensation Policy Guidelines that permit senior executives to be rewarded for qualitative performance reasons can reduce the influence of formulae in the determination of quantitative performance awards.

Under the Company’s equity incentive plans, the Compensation Committee also awards restricted stock units to senior management and other senior employees. As a general rule, the Compensation Committee provides for equity awards to employees to vest over a four-year period, which encourages grantees to focus on the longer-term performance of the Company. The Compensation Committee awarded restricted stock units to the Named Executive Officers in 2014 and performance-based restricted stock units to certain Named Executive Officers in 2013. Awards under the Company’s equity incentive plans create an incentive for long-term value creation, which can also act as a deterrent to short-term risk-taking.
The Compensation Committee continues to believe that an appropriate balance of compensation elements will support the achievement of competitive revenues and earnings in variable economic and industry conditions without undue risk.
Equity Granting Policy
Recognizing the importance of adhering to appropriate practices and procedures when granting equity awards, we formalized an equity granting policy in 2007 to memorialize the practices and processes we use in granting such awards. The policy establishes the following practices:

•	Decisions to award equity grants should only be taken during a period when trading in our shares is permitted in accordance with our Insider Trading Policy.

•
All grants to Section 16 officers, including grants to new hires, must be approved at a meeting of the Compensation Committee, including telephonic meetings, and may not occur through action by unanimous written consent.

•
The grant date of any equity award approved at a meeting of the Compensation Committee shall be the date of such meeting or, in connection with an anticipated hire or an award to be granted in several installments, a future date established by the Compensation Committee at such meeting, subject to employment commencing.

•	The exercise price for all option awards shall not be less than the closing price of our shares on the date of grant.
Say-on-Pay Proposals
At the Company’s 2011 annual general meeting, shareholders voted on an advisory proposal as to the frequency with which the Company should conduct an advisory vote on executive compensation (a “say-on-pay proposal”). At that meeting, 93.2% of votes cast were in favor of holding such a vote once every three years and the Company intends to hold such vote every three years. At the 2014 annual general meeting, shareholders had an opportunity to vote on executive compensation as disclosed in the 2014 proxy statement. Of the votes cast on the say-on-pay proposal, 92.8% were voted in favor of the proposal. The Compensation Committee considered the results of this advisory vote and it believes that it affirms shareholders’ support of the Company’s approach to executive compensation. The Company will continue to consider the outcome of subsequent say-on-pay votes when making future compensation decisions for Named Executive Officers.
Impact of Tax and Accounting on Compensation Decisions
As a general matter, the Compensation Committee takes into consideration the various tax and accounting implications of compensation vehicles employed by us. When determining amounts of long-term incentive compensation to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification 718, “Compensation – Stock Compensation” (“ASC 718”), grants of stock options, restricted stock and restricted stock units permitted pursuant to the Stock Incentive Plan result in an accounting charge. The accounting charge is equal to the fair value of the number of instruments being issued that are expected to vest. For stock options, the cost is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model multiplied by the number of options that are expected to vest. For restricted stock or restricted stock units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted that are expected to vest. This expense is amortized over the requisite service or vesting period.

The Compensation Committee also considers the tax implications of its programs, both to us and to the participants. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business rather than by tax policy. Therefore, the Compensation Committee may make pay decisions that result in certain tax inefficiencies.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with management, based on our review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2014.
Submitted by:
JOHN K. BILLOCK
BRUCE MAGGIN
KELLI TURNER
MEMBERS OF THE COMPENSATION COMMITTEE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee has been an officer of the Company or of any of our subsidiaries, or had any relationship with us other than serving as a director. In addition, none of our executive officers served as a director or member of the compensation committee of any other entity one of whose executive officers serves as one of our directors or as a member of the Compensation Committee. The members of the Compensation Committee do not have any relationship that is required to be disclosed under this caption pursuant to SEC rules and regulations. There were no interlocks or other relationships among our executive officers and directors.
SUMMARY COMPENSATION TABLE
The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company’s co-CEOs, the Chief Financial Officer and the General Counsel, who were the only executive officers who served in such capacities on December 31, 2014 (collectively, the “Named Executive Officers”), for services rendered while such person was serving as a Named Executive Officer for our last three fiscal years. No non-qualified deferred compensation and no options were awarded to any employee in 2014, 2013 or 2012.

Amounts of salary, bonus and non-equity incentive plan compensation set forth in the Summary Compensation Table and the notes below earned by each Named Executive Officer in a currency other than U.S. dollars have been translated using the average exchange rate for 2014, 2013 or 2012, as applicable.

	Year	Salary (US$)		Bonus (US$)(1)	Stock Awards (US$) (2)	Non-Equity Incentive Plan Compensation (US$)(1)	All Other Compensation (US$)		Total Compensation (US$)
Michael Del Nin co-Chief Executive Officer	2014	800,000		—	873,253	1,600,000	226,195	(3)	3,499,448
	2013	233,242		—	—	200,000	20,389	(4)	453,631
Christoph Mainusch co-Chief Executive Officer	2014	800,000		—	873,253	1,600,000	156,751	(5)	3,430,004
	2013	233,242		—	—	200,000	78,205	(6)	511,447
David Sturgeon Chief Financial Officer	2014	448,277		—	250,011	1,000,000	159,648	(7)	1,857,936
	2013	398,967		45,000	88,600	—	173,843	(8)	706,410
	2012	414,405	(9)	40,000	83,850	—	166,852	(10)	705,107
Daniel Penn General Counsel	2014	551,622		—	275,003	1,103,244	11,043	(11)	1,940,912
	2013	523,765		125,000	177,200	—	11,001	(11)	836,966
	2012	530,903		75,000	279,500	—	9,260	(11)	894,663

(1)	Information in respect of bonus awards and non-equity incentive plan awards is summarized below for each Named Executive Officer.

(2)
These amounts reflect aggregate grant date fair value of restricted stock unit awards granted during the fiscal years ended December 31, 2014, 2013 and 2012 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of the aggregate grant date fair value are included in Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The “Stock Awards” column excludes the value of restricted stock units granted on June 25, 2013 in exchange for outstanding options pursuant to an employee option exchange program. For additional information, see “Outstanding Equity Awards at December 31, 2014” below.

(3)
Represents US$ 75,000 for relocation expenses, US$ 67,463 for overseas housing allowance, US$ 30,000 for ground transportation, US$ 27,538 for health and life insurance benefits, US$ 25,694 for school fees and US$ 500 for tax return preparation fees.

(4)	Represents US$ 10,000 for legal fees, US$ 5,389 for health insurance and US$ 5,000 for ground transportation.

(5)
Represents US$ 80,955 for overseas housing allowance, US$ 30,000 for ground transportation, US$ 23,872 for school fees, US$ 21,592 for health and life insurance benefits and US$ 332 for tax return preparation fees.

(6)
Represents US$ 23,307 for school fees, US$ 20,000 for relocation expenses, US$ 14,322 for overseas housing allowance, US$ 10,000 for legal fees, US$ 5,576 for health and life insurance benefits and US$ 5,000 for ground transportation.

(7)
Represents US$ 94,851 for school fees, US$ 29,876 for overseas housing allowance, US$ 22,496 for health and life insurance benefits, US$ 10,500 for ground transportation and US$ 1,925 for tax return preparation fees.

(8)	Represents US$ 76,111 for overseas housing allowance, US$ 73,254 for school fees, US$ 22,553 for health and life insurance benefits and US$ 1,925 for tax return preparation fees.

(9)	Includes the reimbursement of CZK 300,000 (approximately US$ 15,348) for accrued unused vacation days.

(10)	Represents US$ 76,128 for overseas housing allowance, US$ 67,601 for school fees, US$ 21,645 for health and life insurance benefits and US$ 1,478 for tax return preparation fees.

(11)	Represents health and life insurance benefits.
Michael Del Nin
Mr. Del Nin has served as co-Chief Executive Officer since September 16, 2013 and is compensated pursuant to an amended employment agreement with CME Media Services Limited, a wholly owned subsidiary of the Company, dated November 11, 2013. Pursuant to his employment agreement, Mr. Del Nin is entitled to receive an annual salary of US$ 800,000.

In 2014, Mr. Del Nin earned a non-equity incentive plan award of US$ 1.6 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Mr. Del Nin earned an award of US$ 200,000 in 2013 for the achievement of qualitative targets set by the Compensation Committee following his appointment in September 2013.
Mr. Del Nin’s employment agreement provides for a monthly housing allowance and ground transportation allowance, as well as medical, disability and life insurance benefits. See footnotes (3) and (4) of the Summary Compensation Table for additional information on his compensation. Mr. Del Nin’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.
Christoph Mainusch
Mr. Mainusch has served as co-Chief Executive Officer since September 16, 2013 and is compensated pursuant to an amended employment agreement with CME Media Services Limited, a wholly owned subsidiary of the Company, dated November 11, 2013. Pursuant to his employment agreement, Mr. Mainusch is entitled to receive an annual salary of US$ 800,000.
In 2013, Mr. Mainusch earned a non-equity incentive plan award of US$ 1.6 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Mr. Mainusch earned an award of US$ 200,000 in 2013 for the achievement of qualitative targets set by the Compensation Committee following his appointment in September 2013.
Mr. Mainusch’s employment agreement provides for a monthly housing allowance and a ground transportation allowance, as well as medical, disability and life insurance benefits. See footnotes (5) and (6) of the Summary Compensation Table for additional information on his compensation. Mr. Mainusch’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.
David Sturgeon
Mr. Sturgeon has served as Chief Financial Officer since June 5, 2014 and is compensated pursuant to an amended and restated employment agreement with CME Media Services Limited dated July 27, 2010. Prior to his appointment as Chief Financial Officer, Mr. Sturgeon served as acting CFO and Deputy CFO. Under his employment agreement, Mr. Sturgeon’s aggregate annual salary is US$ 500,000.
In 2014, Mr. Sturgeon earned a non-equity incentive plan award of US$ 1.0 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Because targets for non-equity incentive plan awards were not met in 2013 and 2012, Mr. Sturgeon did not earn any non-equity incentive plan compensation for those years; however, the Compensation Committee elected to award Mr. Sturgeon a discretionary bonus of US$ 45,000 in 2013 and US$ 40,000 in 2012.
Mr. Sturgeon’s employment agreement provides for a ground transportation allowance as well as medical, disability and life insurance benefits. See footnotes (7), (8) and (10) of the Summary Compensation Table for additional information on his compensation. Mr. Sturgeon’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.
Daniel Penn
Mr. Penn serves as General Counsel and is compensated pursuant to an amended employment agreement dated February 20, 2012 with CME Media Services Limited. Under his employment agreement, Mr. Penn’s aggregate annual salary is GBP 335,000 (approximately US$ 551,622).
In 2014, Mr. Penn earned a non-equity incentive plan award of US$ 1.1 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Because targets for non-equity incentive plan awards were not met in 2013 and 2012, Mr. Penn did not earn any non-equity incentive plan compensation for those years; however, the Compensation Committee elected to award Mr. Penn a discretionary bonus of US$ 125,000 in 2013 and US$ 75,000 in 2012.

Mr. Penn’s employment agreement provides for medical, disability and life insurance benefits. See footnote (11) of the Summary Compensation Table for additional information on his compensation. Mr. Penn’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.
GRANTS OF PLAN BASED AWARDS
The following table sets forth information with respect to estimated possible payouts under non-equity incentive plans and restricted stock units granted to the Named Executive Officers during the fiscal year ended December 31, 2014. We have not granted any option awards during the year ended December 31, 2014. In addition, no Named Executive Officer was granted a non-equity or equity incentive plan award in 2014 whose payout would be earned in whole or in part in a future year. Foreign currency amounts in the table below have been translated using the average exchange rate for the year ended December 31, 2014.

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)		Grant Date	Grant Date Fair Value of Stock Awards (US$)(3)
	Target/Maximum (US$)
Michael Del Nin	800,000	/	1,600,000	71,260	(4)	March 3, 2014	300,005
				201,848	(4)	June 2, 2014	573,248
Christoph Mainusch	800,000	/	1,600,000	71,260	(4)	March 3, 2014	300,005
				201,848	(4)	June 2, 2014	573,248
David Sturgeon	500,000	/	1,000,000	88,032		June 2, 2014	250,011
Daniel Penn	551,622	/	1,103,244	96,832		June 2, 2014	275,003

(1)
Estimated possible payouts for each Named Executive Officer were calculated using the criteria set out in the “2014 Non-equity Incentive Plan Award Targets for Named Executive Officers” in the Compensation Discussion and Analysis section of this proxy statement. There are no threshold amounts and Named Executive Officers are entitled to receive the target payout of their awards if the targets are achieved and the maximum payout if the targets are exceeded as set forth in the Compensation Discussion and Analysis section.

(2)	Consists of grants of non-performance based restricted stock units.

(3)
Grant date fair value was determined using the methodology provided by ASC 718. For a discussion of the assumptions underlying the valuation of employee stock compensation, see Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 accompanying this proxy statement.

(4)	Comprised of grants pursuant to the terms of his amended employment agreement.

OUTSTANDING EQUITY AT DECEMBER 31, 2014
The following table sets forth information with respect to restricted stock units granted to the Named Executive Officers and outstanding at December 31, 2014.
Restricted stock units with time-based vesting vest in four equal installments on each anniversary of the date of grant other than the grants made on June 25, 2013 in connection with an employee option exchange program conducted in 2013, which vest in three equal installments on each anniversary of the date of grant. Restricted stock units with performance based vesting are eligible for vesting over a four-year period on each anniversary of the date of grant in accordance with the performance criteria described in the Compensation Discussion and Analysis Section above under “Long-Term Equity Awards”. No Named Executive Officer holds any options to purchase shares of Class A Common Stock.

	Outstanding Equity Awards at Fiscal Year End
	Grant date	Number of Units of Stock that have not Vested	Market Value of Units of Stock that have not Vested (US$)(1)	Equity Incentive Plan Awards: Number of unearned Units that have not Vested (US$)	Equity Incentive Plan Awards: Market or Payout Value of unearned Units that have not Vested (US$)(2)
Michael Del Nin	March 3, 2014	71,260	228,745	—	—
	June 2, 2014	201,848	647,932	—	—

Christoph Mainusch	March 3, 2014	71,260	228,745	—	—
	June 2, 2014	201,848	647,932	—	—

David Sturgeon	June 14, 2012	7,500	24,075	—	—
	June 12, 2013	15,000	48,150	20,000	64,200
	June 25, 2013	12,988	41,691	—	—
	June 2, 2014	88,032	282,583	—	—

Daniel Penn	June 14, 2012	25,000	80,250	—	—
	June 12, 2013	30,000	96,300	40,000	128,400
	June 25, 2013	19,944	64,020	—	—
	June 2, 2014	96,832	310,831	—	—

(1)
The market value of units of stock that have not vested is equal to the product of the number of units of stock that have not vested and the closing price of our Class A Common Stock on December 31, 2014.

(2)	The market value of unearned units of stock is equal to the product of the number of unearned units and the closing price of our Class A Common Stock on December 31, 2014.

STOCK VESTED
Set out below are restricted stock units that vested during the fiscal year ended December 31, 2014. No restricted stock units held by either Michael Del Nin or Christoph Mainusch vested during the year ended December 31, 2014. No Named Executive Officer holds any options to purchase shares of Class A Common Stock.

	Stock Vested
	Grant Date	Number of Shares of Stock Acquired upon Vesting of Units	Market Value of Units of Stock that have Vested (US$)(1)
David Sturgeon	June 14, 2012	3,750	10,125
	June 12, 2013	5,000	13,600
	June 25, 2013	6,494	17,599

Daniel Penn	June 14, 2012	12,500	33,750
	June 12, 2013	10,000	27,200
	June 25, 2013	9,972	27,024

(1)
The market value of units of stock that have vested was determined by multiplying the number of units of stock that vested by the closing price of our Class A Common Stock on the date such stock was vested.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL
Set out below is information reflecting compensation that may be payable to each of the Named Executive Officers in the event of the termination of such Named Executive Officer’s employment. The amount of compensation payable upon voluntary termination, involuntary termination (other than for cause) or termination for cause is described below. We do not have any severance agreement or any agreement providing for any specific payments (commonly referred to as “parachute payments”) upon a change of control with any Named Executive Officer. However, equity incentive awards granted to employees and directors automatically become vested on a change of control pursuant to the Stock Incentive Plan. Except as set out below, a “change of control” for purposes hereof refers to certain corporate transactions (including a sale of substantially all of the assets of the Company and a merger or consolidation where the Company is not the surviving entity) as set forth in the Company’s award agreements that are customarily regarded as a change of control.
The amounts shown below assume that such termination or change of control was effective as of December 31, 2014. The amounts do not include salary earned through such period (which is reflected in the Summary Compensation Table) or accrued vacation days. The amounts below also do not include non-equity incentive plan compensation for any Named Executive Officers actually awarded in respect of the year ended December 31, 2014 (which is reflected in the Summary Compensation Table). Restricted stock unit values represent the closing price of shares of our Class A Common Stock on December 31, 2014. The numbers presented below are for illustrative purposes. Actual amounts that may be payable or will be paid can only be determined at the time of separation of a Named Executive Officer from the Company. Foreign currency amounts set out below have been translated using the exchange rate prevailing at December 31, 2014.
Michael Del Nin
Payments under employment agreement
Mr. Del Nin has an employment agreement for an indefinite term. Pursuant to Mr. Del Nin’s employment agreement, we may terminate his employment agreement at any time without cause. Mr. Del Nin may terminate his employment agreement in the event of uncured material breaches by us (“Good Reason”). If we give notice of termination to Mr. Del Nin (other than for cause) or if he terminates for Good Reason, his employment agreement shall terminate with immediate effect and the Company will make a payment equal to two times his annual salary and an amount equal to his target non-equity incentive plan award, pro rated to the termination date. Assuming a termination date of December 31, 2014, Mr. Del Nin would be entitled to receive US$ 1.6 million, subject to deductions for social insurance and other withholdings. Mr. Del Nin is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Del Nin may also terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2014, Mr. Del Nin would be entitled to receive US$ 800,000, subject to deductions for social insurance and other withholdings.
In the event we terminate Mr. Del Nin’s employment agreement due to cause, he is not entitled to receive any additional remuneration.
Equity
The terms of Mr. Del Nin’s restricted stock unit agreements do not provide for the vesting of any restricted stock units on termination although the Compensation Committee has agreed to consider in good faith whether to vest any awards on termination without cause. In the event his employment agreement is terminated and the Compensation Committee does not agree to vest any restricted stock units, the restricted stock units awarded to Mr. Del Nin shall immediately terminate on the date of such termination.
Pursuant to Mr. Del Nin’s restricted stock unit agreements, in the event of a change of control, all restricted stock units granted to Mr. Del Nin would vest and become immediately exercisable. On December 31, 2014, the value of all restricted stock units granted to Mr. Del Nin was US$ 876,677.
Christoph Mainusch
Payments under employment agreement
Mr. Mainusch has an employment agreement for an indefinite term. Pursuant to Mr. Mainusch’s employment agreement, we may terminate his employment agreement at any time without cause. Mr. Mainusch may terminate his employment agreement for Good Reason. If we give notice of termination to Mr. Mainusch (other than for cause) or if he terminates for Good Reason, his employment agreement shall terminate with immediate effect and the Company will make a payment equal to two times his annual salary and an amount equal to his target non-equity incentive plan award, pro rated to the termination date. Assuming a termination date of December 31, 2014, Mr. Mainusch would be entitled to receive US$ 1.6 million, subject to deductions for social insurance and other withholdings.
Mr. Mainusch may also terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2014, Mr. Mainusch would be entitled to receive US$ 800,000, subject to deductions for social insurance and other withholdings.
In the event we terminate Mr. Mainusch’s employment agreement due to cause, he is not entitled to receive any additional remuneration.
Equity
The terms of Mr. Mainusch’s restricted stock unit agreements do not provide for the vesting of any restricted stock units on termination although the Compensation Committee has agreed to consider in good faith whether to vest any awards on termination without cause. In the event his employment agreement is terminated and the Compensation Committee does not agree to vest any restricted stock units, the restricted stock units awarded to Mr. Mainusch shall immediately terminate on the date of such termination.
Pursuant to Mr. Mainusch’s restricted stock unit agreements, in the event of a change of control, all restricted stock units granted to Mr. Mainusch would vest and become immediately exercisable. On December 31, 2014, the value of all restricted stock units granted to Mr. Mainusch was US$ 876,677.

David Sturgeon
Payments under employment agreement
Mr. Sturgeon has an employment agreement for an indefinite term. We may terminate Mr. Sturgeon’s employment agreement without cause on 12 months’ notice. Mr. Sturgeon may terminate his employment agreement for Good Reason. If we give notice of termination to Mr. Sturgeon (other than for cause) or Mr. Sturgeon terminates for Good Reason, his employment agreement will terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. Mr. Sturgeon is also entitled to an amount equal to (i) his annual target bonus and (ii) a target non-equity incentive plan award, pro rated to the termination date. Assuming a termination date of December 31, 2014, Mr. Sturgeon would be entitled to US$ 1.0 million, subject to deductions for social insurance and other withholdings. Mr. Sturgeon is also entitled to medical and dental insurance for a period of 12 months following termination.
Mr. Sturgeon may also terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Sturgeon is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2014, Mr. Sturgeon would be entitled to receive US$ 500,000, subject to deductions for social security and other withholdings.
In the event we terminate Mr. Sturgeon’s employment agreement due to cause, he is not entitled to receive any additional remuneration.
Equity
The terms of Mr. Sturgeon’s restricted stock unit agreements do not provide for the vesting of any restricted stock units on termination. In the event his employment agreement is terminated, any restricted stock units awarded to Mr. Sturgeon shall immediately terminate on the date of such termination.
Pursuant to Mr. Sturgeon’s restricted stock unit agreements, in the event of a change of control, all restricted stock units granted to Mr. Sturgeon would become immediately exercisable. On December 31, 2014, the value of all restricted stock units granted to Mr. Sturgeon was US$ 460,699.
Daniel Penn
Payments under employment agreement
Mr. Penn has an employment agreement for an indefinite term. Pursuant to Mr. Penn’s employment agreement, we may terminate Mr. Penn’s employment agreement without cause on 12 months’ notice. Mr. Penn may terminate his employment agreement for Good Reason. If we give notice of termination to Mr. Penn (other than for cause) or if Mr. Penn terminates for Good Reason, his employment agreement shall terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. In the event we terminate Mr. Penn’s employment, he is also entitled to an amount equal to (i) his annual target bonus, (ii) his vacation days in respect of the notice period and (iii) a target non-equity incentive plan award, pro rated to the termination date. Assuming a termination date of December 31, 2014, Mr. Penn would be entitled to receive approximately US$ 1.1 million, subject to deductions for social insurance and other withholdings. Mr. Penn is also entitled to medical and dental insurance for a period of 12 months following termination.
Mr. Penn may also terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2014, Mr. Penn would be entitled to receive approximately US$ 520,348, subject to deductions for social insurance and other withholdings.
In the event we terminate Mr. Penn’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Equity
The terms of Mr. Penn’s restricted stock unit agreements do not provide for the vesting of any restricted stock units on termination. In the event his employment agreement is terminated, any restricted stock units awarded to Mr. Penn shall immediately terminate on the date of such termination.
Pursuant to Mr. Penn’s restricted stock unit agreements, in the event of a change of control, all outstanding restricted stock units granted to Mr. Penn would become immediately exercisable. On December 31, 2014, the value of all restricted stock units granted to Mr. Penn was US$ 679,801.
DIRECTOR COMPENSATION
We use a combination of cash and equity to compensate non-employee directors. Each non-employee director is entitled to receive a cash fee of US$ 65,000 per annum ($50,000 prior to July 1, 2014). In addition, Mr. Billock receives a cash fee of US$ 25,000 per annum as Chairman; and with effect from July 1, 2014, the chair of each of our standing committees receives an additional cash fee US$ 5,000 per annum. Members of the Audit Committee are paid a cash fee of US$ 12,000 per annum. Members of the Compensation Committee and members of the Corporate Governance/Nominating Committee are paid a cash fee of US$ 5,000 per annum. See the Corporate Governance and Board of Director Matters section of this proxy statement for additional information on committee membership.
The following table sets forth information in respect of compensation paid to directors for the year ended December 31, 2014 including grants of restricted stock units. We do not have any non-equity incentive compensation plans or non-qualified deferred compensation earnings and directors received no other compensation. Messrs. Cappuccio, Shapiro, Zeiler and Ms. Knobloch declined any director compensation.

	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)(1)	Total Compensation (US$)
John K. Billock (2)	67,500	65,000	132,500
Charles Frank	69,500	65,000	134,500
Herbert Granath (3)	21,250	—	21,250
Alfred Langer	97,000	65,000	162,000
Fred Langhammer (4)	15,000	—	15,000
Bruce Maggin	70,000	65,000	135,000
Parm Sandhu	97,000	65,000	162,000
Duco Sickinghe (5)	84,250	65,000	149,250
Kelli Turner	71,500	65,000	136,500

(1)
These amounts reflect aggregate grant date fair value of restricted stock unit awards granted during the fiscal year ended December 31, 2014 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. All directors elected at the 2014 Annual General Meeting were awarded restricted stock units having a value of US$ 65,000 on the date of grant, other than those who declined director compensation.

(2)	Mr. Billock was appointed to the Board on April 15, 2014.

(3)	Mr. Granath resigned as a director on March 20, 2014.

(4)	Mr. Langhammer resigned as a director on March 14, 2014.

(5)	Mr. Sickinghe resigned as a director on January 1, 2015.
Annual Equity Grant
Pursuant to our Stock Incentive Plan, on the date of each annual general meeting, each non-employee director who has served as a director since the last annual general meeting or who has been otherwise approved by the Board although having served a shorter term shall receive either non-incentive stock options to purchase shares of Class A Common Stock, restricted stock or restricted stock units (or a combination thereof), as determined in the sole discretion of the Compensation Committee.

The Stock Incentive Plan provides the Compensation Committee with the authority to stipulate the vesting period for all automatic awards, whether options, restricted stock or restricted stock units. The Compensation Committee determined that the automatic grant for 2014 should consist solely of restricted stock units with a vesting period of one year.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 16, 2015 with respect to the beneficial ownership of shares of our outstanding voting securities of (i) each Named Executive Officer, (ii) each director, (iii) all directors and executive officers as a group and (iv) each shareholder known by us to beneficially own more than 5% of any class of our outstanding voting securities. Our outstanding voting securities are comprised of 135,381,285 shares of Class A Common Stock and a share of Series A Convertible Preferred Stock (the “Series A Preferred Share”). Our other authorized classes of capital stock include (i) the Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), of which there are 200,000 shares outstanding and which does not have voting rights except in certain limited circumstances and (ii) Class B Common Stock, of which there are no shares outstanding. See Note 10 below for additional information about the Series A Preferred Share and Series B Preferred Stock.
In computing the number and percentage of shares owned by each shareholder, we have included any shares of Class A Common Stock that could be acquired within 60 days of April 16, 2015 by the exercise of stock options, the vesting of restricted stock units or the exercise of warrants. These shares, however, are not counted in computing the percentage ownership of any other shareholder. Except as otherwise noted, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such shareholder.

	Beneficial Ownership
Name of Beneficial Owner	Class A Common Stock	Options and RSUs (1)	Other Securities (2)	% Ownership
John K. Billock	—	22,887	—	*
Paul Cappuccio	—	—	—	--
Charles Frank (3)	27,700	54,887	—	*
Iris Knobloch	—	—	—	--
Alfred Langer	24,500	54,887	—	*
Bruce Maggin (4)	24,500	54,887	—	*
Parm Sandhu (5)	74,500	42,887	—	*
Douglas Shapiro	—	—	—	--
Kelli Turner	24,500	27,887	—	*
Gerhard Zeiler	—	—	—	--

Michael Del Nin (6)	10,689	50,462	—	*
Christoph Mainusch (7)	25,000	68,277	—	*
David Sturgeon (8)	18,994	30,758	—	*
Daniel Penn (9)	44,972	46,708	—	*

All directors and executive officers as a group (14 persons)	275,355	454,527	—	*

Time Warner Inc. (10)	61,407,775	—	12,270,400	49.90%
TW Media Holdings LLC (10)	61,407,775	—	12,270,400	49.90%
Time Warner Media Holdings B.V. (10)	61,407,775	—	12,270,400	49.90%
Federated Investors, Inc. (11)	10,285,328	—	—	7.60%

*	Less than 1.0%.

1.	Includes shares of Class A Common Stock underlying vested stock options or restricted stock units that will vest within 60 days of April 16, 2015.

2.	Includes exercisable warrants to purchase shares of Class A Common Stock.

3.	Does not include warrants to purchase an aggregate of 4,452 shares of Class A Common Stock which are not currently exercisable.

4.	Does not include warrants to purchase an aggregate of 3,381 shares of Class A Common Stock which are not currently exercisable.

5.	Does not include warrants to purchase an aggregate of 20,307 shares of Class A Common Stock which are not currently exercisable.

6.	Does not include 579,367 shares of Class A Common Stock underlying unvested restricted stock units.

7.	Does not include 579,367 shares of Class A Common Stock underlying unvested restricted stock units.

8.
Does not include (i) 262,578 shares of Class A Common Stock underlying unvested restricted stock units and (ii) warrants to purchase an aggregate of 1,260 shares of Class A Common Stock which are not currently exercisable.

9.
Does not include (i) 352,340 shares of Class A Common Stock underlying unvested restricted stock units and (ii) warrants to purchase an aggregate of 4,221 shares of Class A Common Stock which are not currently exercisable.

10.
Information in respect of the beneficial ownership of Time Warner Inc. (“Time Warner”), TW Media Holdings LLC (“TWMH”) and Time Warner Media Holdings B.V. (“TWBV”) is based upon a statement on Schedule 13D/A filed jointly by them on November 20, 2014. The address of each of Time Warner, a Delaware corporation, and TWMH, a Delaware limited liability company, is One Time Warner Center, New York, New York 10019. The address of TWBV, a private limited liability company organized under the laws of The Netherlands, is Naritaweg 237, 1043CB Amsterdam, The Netherlands. Time Warner owns directly and indirectly all of the equity interests of TWMH and TWMH owns directly all of the equity interests of TWBV. Time Warner, TWBV and TWMH beneficially own the Series A Preferred Share and 200,000 shares of Series B Preferred Stock. The holder of the Series A Preferred Share is entitled to one vote per each 11,211,449 shares of Class A Common Stock into which it is convertible. Pursuant to the terms of the conversion of the Series A Preferred Share, the underlying shares of Class A Common Stock were not included in the calculations of ownership percentages set forth in the table above. In addition, Time Warner, TWBV and TWMH beneficially own 12,270,400 shares of Class A Common Stock underlying exercisable warrants issued to TWBV on May 2, 2014. The number of shares of Class A Common Stock that are exercisable under such warrants has been adjusted by us to reflect additional issuances of Class A Common Stock since November 20, 2014. For additional information on the Series A Preferred Share, the Series B Preferred Stock, the warrants referenced above and additional warrants held by Time Warner and TWBV which are not currently exercisable, see Notes 12 and 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 accompanying this proxy statement.

11.
Information in respect of beneficial ownership of Federated Investors, Inc. (other than percentage ownership) is based upon a statement on Schedule 13G (Amendment no. 1) filed jointly by Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue on February 11, 2015, each reporting sole voting and dispositive power over 10,285,328 shares of Class A Common Stock. Federated Investors, Inc. (the “Parent”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own the reported securities. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc. which is a wholly owned subsidiary of Parent. All of Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). Parent, the Trust, and each of the Trustees declare that the Schedule 13G should not be construed as an admission that they are the beneficial owners of the reported securities, and each expressly disclaims beneficial ownership of the reported securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file certain reports (“Section 16 Reports”) with the SEC with respect to ownership and changes in ownership of shares of our common stock and other equity securities. Based solely on our review of the Section 16 Reports furnished to us and written representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2014, all filing requirements under Section 16(a) applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Related Party Transactions
All transactions in which we and our directors and executive officers or members of their immediate families are participants that are subject to review, ratification or approval by us under relevant SEC regulations and NASDAQ Marketplace Rules are reviewed to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers in respect of such related party transactions and for determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. Pursuant to relevant SEC regulations, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.
Our Corporate Governance/Nominating Committee reviews, approves or ratifies relevant related party transactions in accordance with a written procedure. In the course of its review, approval or ratification of related party transactions, the Corporate Governance/Nominating Committee considers: the nature of the related party’s interest in the transaction; the material terms of the transaction; the nature of our participation in the transaction; whether the transaction would impair the judgment of the related party to act in our best interests; and such other matters as are considered appropriate.
Any member of the Corporate Governance/Nominating Committee who is a related party in respect of a transaction under review may not participate in the deliberations or vote for an approval or ratification of such transaction.
Related Party Transactions
We consider our related parties to be those shareholders who have direct control and/or influence and other parties that can significantly influence management as well as our officers and directors; a “connected” party is one in relation to whom we are aware of the existence of a family or business connection to a shareholder, director or officer. We have identified transactions with individuals or entities associated with Time Warner Inc., who is represented on our Board of Directors and holds a 49.6% voting interest in the Company as at December 31, 2014, as material related party transactions.
Time Warner Inc.
In addition to the transactions set forth in the table below, an affiliate of Time Warner Inc. owns 200,000 shares of our Series B Preferred Stock. Pursuant to the terms of the Certificate of Designations for the Series B Preferred Stock, in connection with the closing of the Company’s rights offering on May 2, 2014 the conversion price of the Series B Preferred Stock was adjusted to US$ 2.42 as a result of the additional shares of Class A Common Stock issued to participants in the rights offering.

For The Year Ending December 31, 2014
(US$ in 000's)
Purchases of programming	$20,713
Sales	59
Interest expense	61,887

December 31, 2014
(US$ in 000's)
Programming liabilities	$24,980
Other accounts payable and accrued liabilities	150
Accounts receivable, gross	197
Long-term debt and other financing arrangements (1)	269,862
Accrued interest payable (2)	4,763
Other non-current liabilities (3)	10,299

(1)
Amount represents the (i) aggregate principal amount held by Time Warner Inc. of the Company's outstanding 15.0% senior secured notes due 2017 (the "2017 PIK Notes"), (ii) the amounts drawn on the Company's 15.0% term loan due 2017 funded by Time Warner Inc. (the "2017 Term Loan") and (iii) the amounts drawn under the Company's senior secured floating rate revolving credit facility due 2017 funded by Time Warner Inc. (the "2017 Revolving Credit Facility"), less respective issuance discounts, plus interest for which we made an election to pay in kind. The weighted average interest rate of our long-term debt and other financing arrangements with Time Warner Inc. was 14.7%. There were no principal repayments during the year ended December 31, 2014.

(2)
Amount represents the accrued interest on the principal amount of the outstanding 2017 PIK Notes held by Time Warner Inc., which is payable in kind in arrears until November 15, 2015, and on the outstanding balance of the 2017 Term Loan and the 2017 Revolving Credit Facility.

(3)
Amount represents the commitment fee payable to Time Warner Inc. in connection with their agreement to provide or assist with arranging a loan facility to refinance the outstanding principal amount of the Company's 5.0% senior convertible notes due 2015 at or immediately prior to their maturity in November 2015, as well as the accrued fee payable to Time Warner Inc. for unconditionally guaranteeing the Company's floating rate senior unsecured term credit facility with BNP Paribas as administrative agent. For additional information on the Company's long-term debt and senior credit facilities see Part II, Item 8, Note 5 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 accompanying this proxy statement.

AUDIT COMMITTEE REPORT
To Our Shareholders:
The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014.
The Audit Committee has discussed with Deloitte LLP, our independent registered public accounting firm, the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has also received the written disclosures and the letter from Deloitte LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte LLP’s communications with the Audit Committee concerning independence, and have discussed with Deloitte LLP its independence.
Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission.
Submitted by:
ALFRED W. LANGER
CHARLES FRANK
PARM SANDHU
KELLI TURNER
MEMBERS OF THE AUDIT COMMITTEE

PROPOSAL 2
APPROVAL OF 2015 STOCK INCENTIVE PLAN
On April 20, 2015, the Board of Directors adopted, subject to approval by shareholders, the 2015 Stock Incentive Plan (the “2015 Plan”).
Currently, the Company grants equity awards under its Amended and Restated Stock Incentive Plan (the “2012 Plan”). The 2012 Plan expires on June 1, 2015 and no grants may be made under the 2012 Plan after that date. The 2015 Plan is proposed to replace the 2012 Plan, effective as of the date that the Board adopted the 2015 Plan. All outstanding awards granted under the 2012 Plan will remain subject to the 2012 Plan.
The Board of Directors believes that the 2015 Plan will serve a critical role in attracting and retaining the high caliber employees and directors essential to the Company’s success and in motivating these individuals to strive to meet our goals. Therefore, the Board recommends that you vote to approve the adoption of the 2015 Plan.
Summary of the 2015 Plan
The discussion of the 2015 Plan that follows is qualified in its entirety by the full terms of the 2015 Plan included in Annex A to this proxy statement.
The 2015 Plan allows the Company, under the administration of the Compensation Committee, to make grants of stock options, restricted stock units, restricted stock and stock appreciation rights ("SARs") to employees and non-employee directors. Currently, the Company has 10 directors and approximately 3,200 employees. The purpose of awards under the 2015 Plan is to attract, motivate and retain talented employees and non-employee directors, further align their interests with those of our stockholders and to continue to link employee compensation with the Company's performance. Under the terms of the 2015 Plan, all employees of the Company and certain of its subsidiaries as well as all non-employee directors of the Company are eligible to receive awards.
The number of shares of Class A Common Stock authorized for issuance under the 2015 Plan is 6,000,0007. In addition, any shares that remain available for issuance under the 2012 Plan will be available for issuance under the 2015 Plan. As of the date of this proxy statement, 212,193 shares were available for issuance under the 2012 Plan. If any award, or portion of an award, granted under the 2012 Plan or the 2015 Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares are surrendered to the Company in connection with any award, or if any shares are withheld by the Company, the shares subject to such award and the surrendered and withheld shares will be available for further awards under the 2015 Plan. As of the date of this proxy statement, options for 135,000 shares of Class A Common Stock and 2,530,124 restricted stock units were outstanding under the 2012 Plan.
The Compensation Committee shall determine, based on a recommendation from management, which employees will participate in grants of awards. In 2014, 13 employees received awards under the 2012 Plan.

___________________________

[7]
As of the date of this proxy statement, there were 135,381,285 shares of Class A Common Stock outstanding. In addition, Time Warner Inc. ("Time Warner") beneficially owns one share of Series A Preferred Stock and 200,000 shares of Series B Preferred Stock. The one share of Series A Convertible Preferred Stock is convertible into approximately 11.2 million shares of Class A Common Stock. The shares of Series B preferred stock are generally convertible into shares of Class A Common Stock from June 25, 2016 at the option of Time Warner (subject to certain exceptions). As of December 31, 2014, the 200,000 shares of Series B preferred stock were convertible into approximately 92.4 million shares of Class A Common Stock. In addition, the Company has issued 114.0 million warrants, which are convertible into shares of Class A Common Stock from May 2, 2016 until May 2, 2018 at an exercise price of $1.00 per share, subject to the right of Time Warner to exercise approximately 100.9 million of those warrants held by it prior to May 2, 2016 in certain circumstances. For additional information on the Series A Preferred Stock, Series B Preferred Stock and the warrants, see Part II, Item 8, Notes 12 and 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 accompanying this proxy statement.

Types of Awards
Stock Options. The 2015 Plan allows for the granting of non-qualified stock options and incentive stock options (intended to provide the grantee favorable tax treatment under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), provided that no more than an aggregate of 6,000,000 shares may be issued pursuant to incentive stock options under the 2015 Plan. The exercise price of stock options granted may not be less than the fair market value of the shares of Class A Common Stock on the date of grant. The fair market value is generally the closing price of the Company’s shares of Class A Common Stock on the date of grant. The term of these awards will be determined by the Compensation Committee but may not be longer than ten years. The Compensation Committee will determine at the time of grant when each such award becomes vested or exercisable. Vesting accelerates upon a change in control, as described below. On April ó, 2015, the closing price of the Company’s common stock as reported by The NASDAQ Stock Market was US$ ó.
Restricted Stock Unit Awards and Restricted Stock Awards. The Compensation Committee may make a grant, issuance, retention or vesting of restricted stock unit awards and restricted stock awards contingent upon continued employment with the Company or the level of achievement against performance criteria. The vesting schedule will be set by the Compensation Committee at the time of grant. Awards of restricted stock units may be settled in shares of Class A Common Stock or cash, as determined by the Compensation Committee. Vesting of restricted stock awards and restricted stock units may accelerate upon a change in control, as described below.
Performance criteria established by the Compensation Committee may relate to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income before depreciation and amortization (OIBDA); operating income; pre- or after-tax income; free cash flow; cash flow per share; net earnings; earnings per share; price-to-earnings ratio; return on equity; return on invested capital; return on assets; growth in assets; share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; relative performance to a group of companies comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company’s meeting specified goals relating to revenues, costs, market penetration or share, business expansion, acquisitions, divestitures or other corporate transactions.
Stock Appreciation Rights. The Compensation Committee may grant SARs in tandem with another award, in addition to another award or unrelated to another award. A SAR will entitle the holder to receive an amount equal to the excess of the fair market value of a share on the exercise date over the grant price, which may not be less than the fair market value on the grant date. The Committee shall determine whether a SAR will be settled in cash, shares or a combination of cash and shares.
Amendments and Termination
Our Board of Directors may terminate, amend or modify the 2015 Plan or any portion thereof at any time. However, without further approval of the Company’s shareholders, there will be (i) no increase in the number of shares that may be issued under the 2015 Plan (except by operation of the 2015 Plan's adjustment sections), (ii) no change in the class of persons eligible to receive incentive stock options, and (iii) no other amendment of the 2015 Plan that would require the approval of the Company’s shareholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system on which the shares may then be listed or quoted.
Adjustments to Number of Shares
Changes in Capitalization. Pursuant to the 2015 Plan, in the event of a change with respect to the outstanding shares of Class A Common Stock by reason of a share dividend, share split, recapitalization, reclassification, split up, combination of shares, any distribution to holders other than cash dividends, or any reorganization, amalgamation, merger, consolidation or similar corporate transaction affecting the number of shares of Class A Common Stock, the number of shares available for grant of awards and the number and type of shares for which any award is exercisable as well as the exercise price, or any other affected term of an award, will be equitably adjusted by the Compensation Committee.

Change in Control. For purposes of the 2015 Plan, a “change in control” shall be deemed to have occurred upon (i) the consummation of any amalgamation, consolidation or merger of the Company pursuant to which the shareholders of the Company immediately prior to the amalgamation, merger or consolidation do not constitute, immediately after the amalgamation, consolidation or merger, the beneficial owners (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 50% or more of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors, provided, that any amalgamation, consolidation, merger or other business combination effected solely to change the domicile of the Company shall not constitute a Change in Control; (ii) the occurrence of an event the result of which is that any “person” or “group” of related persons (as defined in Section 13(d) and 14(d)(2) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; (iii) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company and its Affiliates to an unaffiliated third party or the liquidation or dissolution of the Company; or (iv) a change in the composition of the Board in any two-year period, such that a majority of the members of the Board are not (A) persons who were directors at the beginning of such period or (B) persons who are elected, or nominated for election, to the Board by an affirmative vote of the majority of such directors (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board); provided, however, that (I) a change in control will not include a Time Warner Transaction (as described below), and (II) for purposes of any award or subplan that may constitute deferred compensation within the meaning of Code section 409A, the Committee, in its discretion, may specify a different definition of change in control in order to comply with or cause an award to be exempt from the provisions of Code section 409A.
For purposes of the 2015 Plan, a “Time Warner Transaction” is (i) a transaction (including the exercise of conversion rights under any convertible security) pursuant to which Time Warner Inc. becomes the beneficial owner, directly or indirectly, of securities (including any securities attributed to it as part of a group under Section 13(d) of the Exchange Act) representing more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote in the election of directors; or (ii) the consummation of any amalgamation, consolidation or merger of the Company pursuant to which the shareholders of the Company immediately prior to the amalgamation, merger or consolidation do not constitute, immediately after the amalgamation, consolidation or merger, the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors; provided, that Time Warner Inc. is the beneficial owner of 20% of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors following such amalgamation, consolidation or merger. For the avoidance of doubt, in the event Time Warner Inc. is the beneficial owner of less than 20% of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors following such amalgamation, consolidation or merger, such transaction shall constitute a Change in Control.
In the event of any transaction resulting in a change in control of the Company, all outstanding awards will terminate unless provision is made for the continuation, assumption or substitution of outstanding awards (as determined by the Compensation Committee) by the surviving entity. In the event awards are terminated as a result of a change in control, the Compensation Committee may, in its discretion, accelerate the vesting or payment of, or cause the restrictions to lapse with respect to such awards with effect on or immediately prior to such change in control (including any performance-based awards, which, if accelerated, shall vest in respect of the target amount of such awards) and may permit the holders of options and other awards under the plan, immediately before the change in control, to exercise or convert all portions of such options or other awards under the plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the change in control. If there is a change of control, the Compensation Committee may in its discretion determine to cancel any outstanding awards in exchange for cash, stock, or other property equal to the fair market value of the consideration in the transaction less the exercise or purchase price per share. The Compensation Committee shall set forth in the applicable award agreements the effect of a Time Warner Transaction on an award.

Unusual or Nonrecurring Events. The Compensation Committee shall be permitted to make, in its discretion, adjustments to the terms of awards as a result of unusual or nonrecurring events affecting the Company or its financial statements, or changes in applicable laws or regulations, when the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or the enlargement of intended benefits under the 2015 Plan.
Option or SAR Repricing. Repricing of underwater options and SARs requires stockholder approval under the 2015 Plan.
2015 Plan Benefits
No awards have been granted under the 2015 Plan as of the date of this proxy statement. All awards to be granted under the 2015 Plan are at the discretion of the Compensation Committee. Therefore, it is not possible to determine the benefits or amounts to be received under the 2015 Plan, or that would have been received had the 2015 Plan been in effect for the last fiscal year, by our directors, officers or employees. Although not directly comparable to grants that may be awarded under the 2015 Plan, in 2014 all employees as a group (excluding our Named Executive Officers) received total grants of 255,200 restricted stock units with a combined grant date value of US$ 715,045 under the 2012 Plan. Grants in 2014 to Named Executive Officers and Directors under the 2012 Plan are set forth in the compensation-related sections of this proxy statement.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2015 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances or any other taxing jurisdiction.
Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.
Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss.
Restricted Stock Unit. A participant generally will recognize no income upon the receipt of a restricted stock unit. Upon the settlement of a unit, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined below under “Restricted Stock”), will be taxed as capital gain or loss.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss.
Stock Appreciation Rights. A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.
Deduction. We are not a U.S. taxpayer and therefore do not expect to be entitled to any business expense deductions with respect to the foregoing.
Registration with the SEC
We intend to file a registration statement on Form S-8 relating to the issuance of shares of our Class A Common Stock under the 2015 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable following the approval of the 2015 Plan by our shareholders.
Equity Compensation Plan Information
The following table provides information as of December 31, 2014 about common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans.

Equity Compensation Plan Information
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Stock options	155,000	$29.88	(1)
Restricted stock units	1,367,234	n/a	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	1,522,234	$29.88	2,339,056

(1)	There were 2,339,056 shares available for issuance under the 2012 Plan at December 31, 2014 after reflecting both stock options and restricted stock units in column (a) above.
As of the date of this proxy statement, 212,193 shares were available for issuance under the 2012 Plan.
NASDAQ Shareholder Approval Requirement
We are seeking shareholder approval of the 2015 Plan in accordance with the NASDAQ Marketplace rules.

NASDAQ Marketplace Rule 5635(c) requires shareholder approval prior to the issuance of securities when a stock option or purchase plan is established or materially amended or other equity compensation agreement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees or consultants. Because officers, directors and employees may receive grants of stock options, restricted stock units, restricted stock and SARs pursuant to the 2015 Plan, we are seeking shareholder approval pursuant to Rule 5635(c).
Vote Required; Recommendation
The adoption of the 2015 Plan requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the adoption of the 2015 Plan.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE 2015 PLAN.
PROPOSAL 3
SELECTION OF AUDITORS
At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Deloitte LLP be appointed to serve as our independent registered public accounting firm for 2015. In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.
Representatives of Deloitte LLP will be invited to attend the Meeting in order to have an opportunity to make a statement if they so desire and be available to respond to appropriate questions from shareholders.
Audit Fees
Deloitte LLP’s audit fees for auditing our annual consolidated financial statements for the year ended December 31, 2014 and reviewing our interim financial statements included in our filings on Forms 10-Q were US$ 2,335,000 (2013: US$ 2,240,000).
Audit-Related Fees
Deloitte LLP’s audit-related fees for the year ended December 31, 2014 were US$ 67,000 (2013: US$ 559,000). Audit-related fees were primarily incurred in respect of debt offerings.
Tax Fees
We paid no tax fees to Deloitte LLP during the years ended December 31, 2014 or December 31, 2013.
All Other Fees
There were no other fees paid to Deloitte LLP for the year ended December 31, 2014 or the year ended December 31, 2013.

Policy on Pre-Approval of Services Provided by Deloitte LLP
The Audit Committee of the Board of Directors has considered whether the provision of the services in respect of Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining Deloitte LLP’s independence prior to the incurrence of such Fees in accordance with the Charter of the Audit Committee. All engagements of the auditors are approved in advance by the Audit Committee. At the beginning of the fiscal year, management presents for approval by the Audit Committee a range of services to be provided by the auditors and estimated fees for such services for the current year. Any services to be provided by the auditors that are not included within such range of services are approved on a case-by-case basis by the Audit Committee. Management provides reports to the Audit Committee on at least a quarterly basis on the status of the services provided and the level of fees incurred in respect of each service. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).
Vote Required; Recommendation
The appointment of Deloitte LLP to serve as our independent registered public accounting firm in respect of the fiscal year ending December 31, 2015 and the authorization of the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the appointment of Deloitte LLP as the Company’s independent registered public accounting firm in respect of the fiscal year ending December 31, 2015 and for the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF DELOITTE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN RESPECT OF THE FISCAL YEAR ENDING DECEMBER 31, 2015 AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE AUDITORS’ FEE.
SHAREHOLDER PROPOSALS
Shareholder proposals must be received by us at our principal executive office by ó, 2016 in order to be considered for inclusion in proxy materials distributed in connection with the 2016 Annual General Meeting of Shareholders. The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2016 Annual General Meeting of Shareholders if notice of the matter is not received by us at our principal executive office by ó, 2016.

MISCELLANEOUS
Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual General Meeting of Shareholders is permitted to be presented at the Meeting unless the provisions of the Companies Act 1981 of Bermuda, as amended, are complied with.
We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to shareholders in connection with this solicitation. Officers and regular employees may solicit proxies by mail, telephone, telegraph, electronic mail and personal interview, for which no additional compensation will be paid. In addition, Georgeson Inc. has been engaged by us to act as proxy solicitors and will receive fees of US$ 8,000 plus expenses. We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.
To obtain directions to be able to attend the meeting and vote in person, please contact the Secretary, Central European Media Enterprises Ltd., in care of Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda.
Our Annual Report on Form 10-K for the year ended December 31, 2014 is being delivered to shareholders together with this proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 1, 2015. Our proxy statement and annual report on Form 10-K are available on our website at www.cme.net.
By order of the Board of Directors,
DANIEL PENN
Secretary
Hamilton, Bermuda
ó, 2015

ANNEX A

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
2015 STOCK INCENTIVE PLAN
1.    Purpose and Types of Awards
The purpose of the Central European Media Enterprises Ltd. 2015 Stock Incentive Plan (as amended from time to time, the “Plan”) is to promote the long-term growth and profitability of the Company by (i)  enabling the Company to recruit and retain employees, and non-employee directors, (ii) providing key people with incentives to contribute to the growth and financial success of the Company through the granting of Awards, and (iii) promoting increased ownership of equity of the Company to better align the interests of employees and directors of the Company with its shareholders.
The Plan permits the granting of Options, Restricted Stock Units, Restricted Stock, SARs, or any combination of the foregoing.
2.    Definitions
Under this Plan, except where the context otherwise indicates, the following definitions apply:
(a)    “Affiliate” means any entity (including, but not limited to, joint ventures, limited liability companies, and partnerships) which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company; provided, that Time Warner Inc. shall not be an Affiliate of the Company for purposes of this definition. For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of securities or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.
(b)    “Award” means any Option, Restricted Stock Unit Award, Restricted Stock Award, or SAR .
(c)    “Award Agreement” means a written or electronic agreement and any amendments thereto (including any amendments effected through a Participant’s employment agreement or amendments thereto), between the Company and a Participant setting out the terms and conditions of an Award granted pursuant to the Plan.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Change in Control” means:
(i)    the consummation of any amalgamation, consolidation or merger of the Company pursuant to which the shareholders of the Company immediately prior to the amalgamation, merger or consolidation do not constitute, immediately after the amalgamation, consolidation or merger, the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors; provided, that any amalgamation, consolidation, merger or other business combination effected solely to change the domicile of the Company shall not constitute a Change in Control;
(ii)    the occurrence of an event the result of which is that any “person” or “group” of related persons (as defined in Section 13(d) and 14(d)(2) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;
(iii)    the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company and its Affiliates to an unaffiliated third party or the liquidation or dissolution of the Company; or

(iv)    a change in the composition of the Board in any two-year period, such that a majority of the members of the Board are not (A) persons who were directors at the beginning of such period or (B) persons who are elected, or nominated for election, to the Board by an affirmative vote of the majority of the such directors (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board);
provided, however, that (I) a Change in Control shall not include a Time Warner Transaction, and (II) for purposes of any Award or subplan that may constitute deferred compensation within the meaning of Code section 409A, the Committee, in its discretion, may specify a different definition of Change in Control in order to comply with or cause an Award to be exempt from the provisions of Code section 409A.
(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto, as well as any regulations promulgated thereunder.
(g)    “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board consisting of no fewer than two members that has been delegated authority to administer the Plan as provided in Section 3 hereof.
(h)    “Company” means Central European Media Enterprises Ltd., a Bermuda company limited by shares.
(i)    “Effective Date” means the date the Board approves the Plan.
(j)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(k)    “Fair Market Value” means, with respect to the Shares, as of any date:
(i)    if there is a public market for the Shares and the Shares are listed on NASDAQ, the closing price per Share for a regular market session on that date on NASDAQ or, if no sale is reported for that date, on the last preceding day on which a sale was reported;
(ii)    if the Shares are no longer listed on NASDAQ, the closing price per Share on the principal exchange or market for the Shares (as determined by the Committee if the Shares are listed or admitted to trading on more than one exchange or market) or, if no sale is reported for that date, on the last preceding day on which a sale was reported; or
(iii)    if the Shares are neither listed or admitted to trading on a national securities exchange or an established securities market the value determined by the Committee in good faith by the reasonable application of a reasonable valuation method.
(l)    “Incentive Stock Option” means any Option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code.
(m)    “Non-qualified Stock Option” means any Option granted under Section 6 that is not an Incentive Stock Option.
(n)    “Option” means any option granted under Section 6.
(o)    “Participant” means an employee, prospective employee, or non-employee director of the Company or an Affiliate who is selected by the Committee to participate in the Plan.
(p)    “Performance-Based Award” means an Award that vests on the attainment of one or more Performance Measures established by the Committee.

(q)    “Performance Measures” mean criteria established by the Committee relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income before depreciation and amortization (OIBDA); operating income; pre- or after-tax income; free cash flow; cash flow per Share; net earnings; earnings per Share; price-to-earnings ratio; return on equity; return on invested capital; return on assets; growth in assets; Share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; relative performance to a group of companies comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company’s meeting specified goals relating to revenues, costs, market penetration or share, business expansion, acquisitions, divestitures or other corporate transactions.
(r)    “Prior Plan” means the Company’s Amended and Restated Stock Incentive Plan, as amended.
(s)    “Restricted Stock” means Shares granted pursuant to Section 8 that are subject to such vesting and transfer restrictions as determined by the Committee and such other restrictions as set forth in the Plan and the applicable Award Agreement.
(t)    “Restricted Stock Unit” means a contractual right granted to a Participant who receives an Award pursuant to Section 7 which represents a notional unit interest equal in value to a Share.
(u)    “SAR” means a stock appreciate right granted pursuant to Section 9.
(v)    “Share” means a share of Class A Common Stock, par value $0.08 per share, of the Company.
(w)    “Subsidiary” means any “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(x)    “Time-Based Award” means an Award that vests in one or more installments over a period of a Participant’s employment or other service to the Company as specified by the Committee.
(y)    “Time Warner Transaction” means (i) a transaction (including the exercise of conversion rights under any convertible security) pursuant to which Time Warner Inc. becomes the beneficial owner, directly or indirectly, of securities (including any securities attributed to it as part of a group under Section 13(d) of the Exchange Act) representing more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; or (ii) the consummation of any amalgamation, consolidation or merger of the Company pursuant to which the shareholders of the Company immediately prior to the amalgamation, merger or consolidation do not constitute, immediately after the amalgamation, consolidation or merger, the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors; provided, that Time Warner Inc. is the beneficial owner of 20% of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors following such amalgamation, consolidation or merger. For the avoidance of doubt, in the event Time Warner Inc. is the beneficial owner of less than 20% of the voting power of the then outstanding securities of the Company (or the surviving entity) generally entitled to vote in the election of directors following such amalgamation, consolidation or merger, such transaction shall constitute a Change in Control.
3.    Administration
(a)    Administration of the Plan. The Plan shall be administered by the Committee. It is intended that each member of the Committee shall satisfy the requirements for (i) an “independent director” for purposes of the charter of the Committee and the Nasdaq Marketplace Rules (or rules of such other applicable exchange) and (ii) a “nonemployee director” for purposes of Rule 16b-3 of the U.S. Exchange Act of 1934, as amended.
(b)    Powers of the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant, and establish terms and conditions of, Awards under and consistent with the Plan, prescribe Award Agreements evidencing such Awards and establish programs for granting Awards. Awards may be granted individually or with other types of Awards. All Awards are subject to the terms and conditions provided in the Award Agreement and the Plan.

The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the Participants; (ii) determine the types of Awards to be granted; (iii) determine the number of Shares to be covered by or used for reference purposes for each Award; (iv) establish such terms, limitations, restrictions and conditions upon any such Award consistent with the Plan as the Committee shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided, that, except as provided in Sections 6 to 10 of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder and no such modification, amendment or substitution that results in repricing the Award, as described in Section 10(e), shall be made without prior shareholder approval); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any Participant’s employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid with respect to a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub‑plans, and prescribe, amend and rescind rules and regulations relating to such sub‑plans.
The Committee shall have full power and authority, in its sole and absolute discretion, to administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, to establish, amend, rescind and interpret such rules, regulations, agreements, and instruments for the administration of the Plan as the Committee deems necessary or advisable, and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee shall deem it desirable to carry it into effect. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned (including, but not limited to, the Participants and their successors).
(c)    Non-Uniform Determinations. The Committee’s determinations under the Plan (including without limitation, determinations of the Participants, the form, amount and timing of Awards; the terms and provisions of such Awards, the Award Agreements evidencing such Awards, and the ramifications of a Change in Control and/or a Time Warner Transaction on outstanding Awards) need not be uniform and may be made by the Committee selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
4.    Shares Available for the Plan
Subject to adjustments as provided in Section 10 of the Plan, the Shares that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 6 million Shares plus the number of Shares that remain available for future grants of Awards under the Prior Plan immediately before its termination as of the Effective Date; provided, however, that no more than an aggregate of 6 million Shares may be issued pursuant to Incentive Stock Options. The Company shall reserve such number of Shares for Awards under the Plan, subject to adjustments as provided in Section 10 of the Plan. If any award, or portion of an award, under the Plan or Prior Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of Shares, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any Shares are surrendered to the Company in connection with any award under this Plan or the Prior Plan, or if any Shares are withheld by the Company, the Shares subject to such award under this Plan or the Prior Plan and the surrendered and withheld Shares shall thereafter be available for further Awards under the Plan.
5.    Participation
Participation in the Plan shall be open to all employees, officers, and directors of the Company, or of any Affiliate of the Company, as may be selected by the Committee from time to time. The Committee may also grant Awards to individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided, that such Awards shall not become effective, vested or exercisable, and no Shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

6.    Options
(a)    Stock Options. The Committee may from time to time grant to Participants Awards of Incentive Stock Options or Non-qualified Stock Options.
(b)    Exercise Price. The exercise price of an Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted.
(c)    Vesting of Options. Options granted under the Plan shall vest and become exercisable at such times and on such terms and conditions as determined by the Committee, which will be set out in an Award Agreement. Except as otherwise specified in the Award Agreement or permitted under the Plan, the first installment of an Award of Options shall not vest during the period commencing on the date of grant of such the Award of such Options and ending on the day preceding the first anniversary of such grant date. In no event shall an Option be exercisable for more than ten years after the date it is granted.
(d)    Exercise of Options. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all or any part of the Shares for which it is then exercisable. The purchase price and any applicable withholding tax for the Shares as to which the Option is exercised shall be paid to the Company pursuant to one or more of the following methods: (i) in cash, (ii) by delivering irrevocable instructions to a broker to sell such number of Shares obtained on the exercise of the Option and to deliver promptly to the Company an amount of proceeds of such sale equal to the purchase price for the Options being exercised and any applicable withholding tax, (iii) such other method as set forth in an Award Agreement, or (iv) a combination of the foregoing.
(e)    Incentive Stock Options. Awards of Incentive Stock Options shall be limited to employees of the Company or of any Affiliate and any other individuals who are eligible to receive incentive stock options under the provisions of Code section 422. No Option shall be an Incentive Stock Option unless so designated by the Committee at the time of grant or in the Award Agreement evidencing such Option.
(f)    No Rights as Shareholder. A Participant who receives an Award of Options shall not be a shareholder on receipt of such Award and such a Participant shall not have any rights of a shareholder with respect to any Shares in respect of such Award or have any rights to dividends until such Shares are delivered under such Award.
7.    Restricted Stock Units
(a)    Grants of Restricted Stock Units. The Committee may make Awards of Restricted Stock Units.
(b)     Vesting of Restricted Stock Units. The Committee shall determine any vesting requirements with respect to an Award of Restricted Stock Units, which will be set out in the applicable Award Agreement. Awards of Restricted Stock Units may be Time-Based Awards or Performance-Based Awards. In addition, except as otherwise specified in the Award Agreement or permitted under the Plan, the first installment of an Award of Restricted Stock Units shall not vest during the period commencing on the date of grant of the Award of such Restricted Stock Unit and ending on the day preceding the first anniversary of such grant date.
(c)    Settlement. Each Restricted Stock Unit may be settled at the time or times determined by the Committee and on such other terms as specified in the Award Agreement, which may be on or following the vesting of an Award. The Committee shall determine at the time of the grant of an Award of Restricted Stock Units whether the Award shall be settled in Shares or in cash.
(d)    No Rights as Shareholder. A Participant who receives an Award of Restricted Stock Units shall not be a shareholder on receipt of such Award and such a Participant shall not have any rights of a shareholder with respect to any Shares in respect of such Award or have any rights to dividends until such Shares are delivered under such Award.
8.    Restricted Stock
(a)    Grants of Restricted Stock. The Committee may make Awards of Restricted Stock.

(b)     Vesting of Restricted Stock. The Committee shall determine any vesting requirements with respect to an Award of Restricted Stock, which will be set out in the applicable Award Agreement. The Committee may make Awards of Restricted Stock that are Time-Based Awards or Performance-Based Awards. In addition, except as otherwise specified in the Award Agreement or permitted under the Plan, the first installment of an Award of Restricted Stock shall not vest during the period commencing on the date of grant of the Award of such Restricted Stock and ending on the day preceding the first anniversary of such grant date.
(c)    Shares of Restricted Stock. Shares representing an Award of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or one or more stock certificates (which may bear appropriate legends referring to the terms, conditions and restrictions applicable to such Award). The Committee may require that any stock certificates in respect of an Award of Restricted Stock be held in custody by the Company until any restrictions thereon shall have lapsed and that the Participant deliver a share transfer form, endorsed in blank, relating to the Shares covered by such Award that will permit the transfer to the Company of any or all Shares of Restricted Stock that shall be forfeited in accordance with the corresponding Award Agreement or shall not become vested in accordance with the corresponding Award Agreement or the Plan.
(d)    Rights as Shareholder. A Participant who receives an Award of Restricted Stock shall on receipt of such Award be a shareholder of the Company with respect to all shares of Restricted Stock and be entitled to vote such Shares, to receive all cash dividends made in respect of such shares and to exercise all other rights in respect of such Restricted Stock except that during the period when the Shares are unvested (the “Restricted Period”):
(i)    for any stock certificates for which the Committee requires that the Company retain custody, a Participant will not be entitled to delivery of the stock certificate or other evidence of such Restricted Stock before the end of such Restricted Period and unless all other vesting requirements shall have been satisfied;
(ii)    the Company will not issue any dividends or other distributions (“Retained Distributions”) made or declared with respect to such Restricted Stock until such time as the Shares of Restricted Stock in respect of which such Retained Distributions shall have been made or declared shall have become vested (and such Retained Distributions shall be subject to the same restrictions and other terms and conditions as are applicable to the Shares of Restricted Stock underlying such Restricted Distributions);
(iii)    except as permitted by Section 11(b), a Participant who receives an Award of Restricted Stock shall not sell, assign, exchange, transfer, pledge, charge, hypothecate or otherwise dispose of or encumber any of the Shares of Restricted Stock before the end of the Restricted Period and unless all other vesting requirements have been satisfied; and
(iv)    any breach of any restrictions or other terms or conditions of such Award of any Restricted Stock or any Retained Distributions in respect thereof will result in such Restricted Stock or Retained Distributions being forfeited by means of repurchase in accordance with the corresponding Award Agreement.
9.    Stock Appreciation Rights
The Committee may from time to time grant Awards of SARs to Participants. An SAR entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the base price per Share specified in the Award Agreement, times (ii) the number of Shares specified by the SAR, or portion thereof, which is exercised. The base price per Share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the grant date or the exercise price of any tandem Option Award to which the SAR is related. No SAR shall have a term longer than ten years’ duration. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Shares or cash, or any combination of Shares and cash, as determined in the sole discretion of the Committee. If upon settlement of the exercise of an SAR, a Participant is to receive a portion of such payment in Shares, the number of Shares shall be determined by dividing such portion by the Fair Market Value of a Share on the exercise date. No fractional Shares shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional Shares or whether such fractional Shares shall be eliminated.

10.    Adjustments Following Certain Events
Except to the extent otherwise provided in an Award Agreement and notwithstanding any other provisions of the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a)    Changes in Capitalization. In the event there is any change with respect to the outstanding Shares by reason of any share dividend, share split, recapitalization, reclassification, split up, combination of shares, any distribution to holders of Shares other than cash dividends, or any reorganization, amalgamation, merger, consolidation or similar corporate transaction affecting the Shares (other than a transaction described in Section 10(b) or (c)), then (i) the number and type of Shares or other rights or securities available for issuance under the Plan (including such rights or securities issuable in the event the Company is not the surviving entity in such reorganization, amalgamation, merger or consolidation), (ii) the number, class or price per share of any outstanding Awards, or (iii) any other affected term of any Award, shall be equitably adjusted by the Committee
(b)    Change in Control. In the event of any transaction resulting in a Change in Control of the Company, outstanding Options and other Awards that are payable in or convertible into Shares under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards or for the substitution of equivalent awards by the surviving or successor entity or a parent thereof, as determined in the sole discretion of the Committee. In the event of such termination, the Committee may, in its discretion, accelerate the vesting or payment of, or cause the restrictions to lapse with respect to, the outstanding Options and other Awards that will terminate upon the effective time of the Change in Control, with effect on or immediately before the effective time of the Change in Control (including any Performance-Based Awards, which, if accelerated, shall vest in respect of the target amount of such Awards), and may permit the holders of Options and other Awards under the Plan, immediately before the Change in Control, to exercise or convert all portions of such Options or other Awards under the Plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the Change in Control.
The Committee may, in its sole discretion and without the consent of any Award holder, determine that, upon the occurrence of a Change in Control, each or any Award outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share subject to such canceled Award in (I) cash, (II) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (III) other property which, in any such case, shall be in an amount having a fair market value (as determined by the Committee) equal to the fair market value of the consideration to be paid per Share in the Change in Control, reduced (but not below zero) by the exercise or purchase price per Share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per Share equal to or greater than the fair market value (as determined by the Committee) of the consideration to be paid per Share in the Change in Control may be canceled without payment of consideration to the holder thereof.
(c)    Time Warner Transaction. The Committee shall set forth in the applicable Award Agreements the effect of a Time Warner Transaction on the Award.
(d)    Unusual or Nonrecurring Events. The Committee is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, that no such adjustment shall be made in contravention of Code section 409A with respect to any Award that constitutes a deferred compensation arrangement within the meaning of Code section 409A.

(e)    Option or SAR Repricing. Without the affirmative vote of holders of a majority of the Shares cast in person or by proxy at a meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding Shares is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per Share greater than the then Fair Market Value of a Share (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, other Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to the foregoing subsections of this Section 10.
11.    Miscellaneous
(a)    Withholding of Taxes and Offsets. Participants and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Committee for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. If determined by the Committee, any withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; and the Committee may establish such procedures as it deems appropriate for the settlement of withholding obligations with Shares. In the event that payment to the Company or its Affiliate of such tax obligations is made in Shares, such Shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant or holder of an Award. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any Shares, cash or other thing of value under this Plan or an Award Agreement to be transferred to the Participant, and no Shares, cash or other thing of value under this Plan or an Award Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims against the Company and its Affiliates in respect thereof.
(b)    Non-Transferability. Except as otherwise determined by the Committee and, in any event in the case of an Incentive Stock Option or a SAR granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Committee in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of a Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. The Committee shall establish such procedures as it deems appropriate for Awards to be exercised following the death of a Participant.
(c)    Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, or directors of entities who become or are about to become employees, officers, or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.
(d)    No Restrictions on Corporate Acts. Neither the existence of the Plan nor any Award shall in any way affect the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any amalgamations, merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

(e)    Amendment, Modification and Termination of the Plan. The Board may amend or modify or terminate the Plan at any time. However, without further approval of the Company’s shareholders, there shall be (i) no increase in the number of Shares that may be issued under the Plan (except by operation of the Plan’s adjustment sections), (ii) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require the approval of the Company’s shareholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system on which the Shares may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided in the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to or exempting them from any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Code section 409A.
(f)    No Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of the Company of an Affiliate or shall interfere in any way with the right of the Company or its Affiliates to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements, plans or schemes.
(g)    Compliance with Securities Laws; Listing and Registration. If at any time the Committee determines that the delivery of Shares under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign securities laws, the right to exercise an Award or receive Shares pursuant to an Award shall be suspended until the Committee determines that such delivery is lawful. If at any time the Committee determines that the delivery of Share under the Plan would or may violate the rules of the national exchange on which the Shares are then listed for trade, the right to exercise an Award or receive Shares pursuant to an Award shall be suspended until the Committee determines that such delivery would not violate such rules. The Company shall have no obligation to effect any registration or qualification of the Shares under Federal, state or foreign laws.
The Company may require that a Participant, as a condition to exercise of an Award, and as a condition to the delivery of any share certificate, make such written representations (including representations to the effect that such person will not dispose of the Shares so acquired in violation of Federal, state or foreign securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Shares in compliance with applicable Federal, state or foreign securities laws. The stock certificates for any Shares issued pursuant to this Plan may bear a legend restricting transferability of such Shares unless such shares are registered or an exemption from registration is available under the U.S. Securities Act of 1933, as amended, and applicable state or foreign securities laws.
None of the Company, any Affiliate or the Committee shall have any duty or obligation to disclose affirmatively in any manner to a Participant or holder of any Award, and such holder shall have no right to be advised of, any material non-public information regarding the Company or any Affiliate at any time prior to, upon or in connection with, the receipt, exercise or settlement of an Award.
(h)    Plan Binding. This Plan shall inure to the benefit of and be binding on each successor and assign of the Company. All obligations imposed on a Participant, and all rights granted to the Company hereunder, shall be binding on the Participant’s heirs, legal representatives, successors and assigns. This Plan and each Award Agreement or certificate granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof.
(i)    Governing Law. The validity, construction and effect of the Plan, of Award Agreements, and of any rules, regulations, determinations or decisions made by the Committee relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of Bermuda.

(j)    Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.
(k)    International Participants. To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States of America, the Committee may in its discretion modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of such jurisdictions.
(l)    Section 409A. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code section 409A. The Plan and all Awards granted under the Plan shall be administered, interpreted, and construed in a manner consistent with Code section 409A to the extent necessary to avoid the imposition of additional taxes under Code section 409A(a)(1)(B). Should any provision of the Plan, any Award Agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code section 409A, such provision may be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the holder of the Award, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code section 409A. Notwithstanding anything in the Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. Neither the Company nor any Affiliate shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.
(m)    Effective Date; Expiration of the Plan. The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the Company’s shareholders within twelve months after such date. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.
* * * * *

0

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS – JUNE 1, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Lisa Daniels, Alan Farrell, Denika Davis, Guy Cooper and Kathleen Moniz, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on April 20, 2015 at the Annual General Meeting of Shareholders to be held at Citco (Bermuda) Limited, O'Hara House, 3 Bermudiana Road, Hamilton, HM 08, Bermuda, on June 1, 2015, at 1:30 P.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the ten named individuals as directors, (ii) FOR the approval of the 2015 Stock Incentive Plan, and (iii) FOR the appointment of Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2015 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.1

14475

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

JUNE 1, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21033000000000000000 7 060115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS: The election of ten directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:

- ○ JOHN K. BILLOCK
- ○ PAUL T. CAPPUCCIO
- ○ CHARLES R. FRANK, JR.
- ○ IRIS KNOBLOCH
- ○ ALFRED W. LANGER
- ○ BRUCE MAGGIN
- ○ PARM SANDHU
- ○ DOUGLAS S. SHAPIRO
- ○ KELLI TURNER
- ○ GERHARD ZEILER

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Annual General Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders to be held on June 1, 2015 and the Proxy Statement dated ____, 2015, prior to the signing of this proxy.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.